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                                                              EXHIBIT (10)(a)(1)

                            UNIT PURCHASE AGREEMENT
                         DATED AS OF SEPTEMBER 29, 2000
                                 BY AND BETWEEN
                           NORTHWESTERN CORPORATION,
                          TOUCH AMERICA HOLDINGS, INC.
                                      AND
                           THE MONTANA POWER COMPANY
                              WITH RESPECT TO ALL
                      OUTSTANDING MEMBERSHIP INTERESTS IN
                             THE MONTANA POWER LLC

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                               TABLE OF CONTENTS

    This Table of Contents is not part of the Agreement to which it is attached but is inserted for convenience only.

ARTICLE I SALE OF SHARES AND CLOSING................................................     1
                 1.01   Purchase and Sale...........................................     1
                 1.02   Purchase Price..............................................     1
                 1.03   Closing.....................................................     1
                 1.04   Further Assurances; Post-Closing Cooperation................     1

ARTICLE II REPRESENTATIONS AND WARRANTIES OF SELLER AND MPC.........................     2
                 2.01   Corporate Existence of Seller and MPC.......................     2
                 2.02   Authority...................................................     2
                 2.03   Existence of the Company....................................     2
                 2.04   Capitalization..............................................     3
                 2.05   Subsidiaries................................................     3
                 2.06   No Conflicts................................................     3
                 2.07   Governmental Approvals and Filings..........................     4
                 2.08   Books and Records...........................................     4
                 2.09   Financial Statements and Condition..........................     4
                 2.10   Taxes.......................................................     5
                 2.11   Legal Proceedings...........................................     6
                 2.12   Compliance With Laws and Orders.............................     7
                 2.13   Benefit Plans; ERISA........................................     7
                 2.14   Property....................................................     8
                 2.15   Intellectual Property Rights................................     8
                 2.16   Contracts...................................................     8
                 2.17   Licenses....................................................    10
                 2.18   Insurance...................................................    10
                 2.19   Affiliate Transactions......................................    11
                 2.20   Labor and Employment Matters................................    11
                 2.21   Environmental Matters.......................................    11
                 2.22   Information Supplied........................................    11
                 2.23   Vote Required...............................................    12
                 2.24   Brokers.....................................................    12
                 2.25   Public Utility Holding Company Act..........................    12
                 2.26   Regulatory Filings..........................................    12
                 2.27   Rights Agreement............................................    12
                 2.28   Effect of Restructuring.....................................    12

ARTICLE III REPRESENTATIONS AND WARRANTIES OF PURCHASER.............................    13
                 3.01   Corporate Existence.........................................    13
                 3.02   Authority...................................................    13
                 3.03   No Conflicts................................................    13
                 3.04   Governmental Approvals and Filings..........................    13
                 3.05   Legal Proceedings...........................................    13
                 3.06   Purchase for Investment.....................................    13
                 3.07   Brokers.....................................................    14
                 3.08   Financing...................................................    14
                 3.09   Ownership of the Capital Stock..............................    14
                 3.10   Exon-Florio.................................................    14
                 3.11   Independent Evaluation......................................    14

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
ARTICLE IV COVENANTS OF SELLER AND MPC..............................................    14
                 4.01   Regulatory and Other Approvals..............................    15
                 4.02   HSR Filings.................................................    15
                 4.03   Investigation by Purchaser..................................    15
                 4.04   No Solicitations............................................    15
                 4.05   Conduct of Business.........................................    16
                 4.06   Financial Statements and Reports............................    16
                 4.07   Certain Restrictions........................................    17
                 4.08   Affiliate Transactions......................................    18
                 4.09   Fulfillment of Conditions...................................    19
                 4.10   Completion of Restructuring.................................    19
                 4.11   Preparation and Mailing of Proxy Statement..................    19
                 4.12   Approval of MPC Stockholders................................    19
                 4.13   Completion of the Divestiture...............................    19
                 4.14   Regulatory Proceedings......................................    19
                 4.15   Sale of Colstrip 1, 2, and 3 Transmission System............    19
                 4.16   QF Contracts................................................    20
                 4.17   MPC Benefit Restoration Plans...............................    20
                 4.18   Power Supply................................................    20
                 4.19   Generation Sale Proceeds....................................    20
                 4.20   Regional Transmission Organization and Independent
                        Transmission Company........................................    20
                 4.21   Notification of Certain Matters.............................    20
                 4.22   Confidentiality and Standstill Agreements...................    20

ARTICLE V COVENANTS OF PURCHASER....................................................    21
                 5.01   Regulatory and Other Approvals..............................    21
                 5.02   HSR.........................................................    21
                 5.03   [INTENTIONALLY OMITTED......................................    21
                 5.04   Employee Matters............................................    21
                 5.05   Fulfillment of Conditions...................................    24
                 5.06   Communication Between the Parties...........................    24
                 5.07   Charitable Contributions....................................    24
                 5.08   Transaction Structure.......................................    24

ARTICLE VI CONDITIONS TO OBLIGATIONS OF PURCHASER...................................    25
                 6.01   Representations and Warranties..............................    25
                 6.02   Performance.................................................    25
                 6.03   Officers' Certificates......................................    25
                 6.04   Orders and Laws.............................................    25
                 6.05   Regulatory Consents and Approvals...........................    25
                 6.06   Third Party Consents........................................    25
                 6.07   Completion of the Restructuring.............................    25
                 6.08   Assignment of Contracts.....................................    25
                 6.09   Benefits Plans..............................................    25
                 6.10   Resignation of Seller as Manager of the Company.............    25

ARTICLE VII CONDITIONS TO OBLIGATIONS OF SELLER.....................................    26
                 7.01   Representations and Warranties..............................    26
                 7.02   Performance.................................................    26
                 7.03   Officers' Certificates......................................    26
                 7.04   Orders and Laws.............................................    26
                 7.05   Regulatory Consents and Approvals...........................    26
                 7.06   Third Party Consents........................................    26

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
ARTICLE VIII TAX MATTERS AND POST-CLOSING TAXES.....................................    26
                 8.01   Tax Returns.................................................    26
                 8.02   Notice of Audit.............................................    27
                 8.03   Tax Adjustments.............................................    27
                 8.04   Tax Sharing Agreements......................................    28
                 8.05   Transfer Taxes..............................................    28
                 8.06   Post-Closing Elections......................................    28
                 8.07   Post-Closing Transactions not in the Ordinary Course........    28
                 8.08   Allocation of Purchase Price................................    28
                 8.09   Section 338(h)(10) Election.................................    29
                 8.10   Section 338(g) Election.....................................    29
                 8.11   Nonforeign Affidavit........................................    29
                 8.12   Code Section 754 Election...................................    29

ARTICLE IX SURVIVAL; NO OTHER REPRESENTATIONS.......................................    29
                 9.01   Survival of Representations, Warranties, Covenants and
                        Agreements..................................................    29
                 9.02   No Other Representations....................................    29

ARTICLE X INDEMNIFICATION...........................................................    29
                10.01   Tax Indemnification.........................................    29
                10.02   Indemnification for Restructuring; Divestiture; Oil and Gas
                        Sale........................................................    30
                10.03   Other Indemnification.......................................    30
                10.04   Special Environmental Indemnity.............................    30
                10.05   Special Litigation Indemnity................................    31
                10.06   Method of Asserting Claims..................................    31
                10.07   Requirements for Indemnity..................................    33
                10.08   Exclusivity.................................................    33

ARTICLE XI TERMINATION..............................................................    33
                11.01   Termination.................................................    33
                11.02   Effect of Termination.......................................    34
                11.03   Fees and Expenses...........................................    35

ARTICLE XII DEFINITIONS.............................................................    35
                12.01   Definitions.................................................    35

ARTICLE XIII MISCELLANEOUS..........................................................    43
                13.01   Notices.....................................................    43
                13.02   Entire Agreement............................................    44
                13.03   Expenses....................................................    44
                13.04   Public Announcements........................................    44
                13.05   Confidentiality.............................................    44
                13.06   Waiver......................................................    45
                13.07   Amendment...................................................    45
                13.08   No Third Party Beneficiary..................................    45
                13.09   No Assignment; Binding Effect...............................    45
                13.10   Headings....................................................    45
                13.11   Invalid Provisions..........................................    45
                13.12   Governing Law...............................................    46
                13.13   Counterparts................................................    46
                13.14   Insurance Coverage After Closing............................    46

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
                                      EXHIBITS
                                      --------
EXHIBIT A               Officer's Certificate of Seller
EXHIBIT B               Secretary's Certificate of Seller
EXHIBIT C               Officer's Certificate of Purchaser
EXHIBIT D               Secretary's Certificate of Purchaser

                                      ANNEXES
                        ------------------------------------
Annex I                 Financial Statement
Annex II                Budget Principles

                                       iv

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    This UNIT PURCHASE AGREEMENT dated as of September 29, 2000 is made and entered into by and between NorthWestern Corporation, a Delaware corporation ("PURCHASER"), Touch America Holdings, Inc., a Delaware corporation ("SELLER") and The Montana Power Company, a Montana corporation ("MPC"). Capitalized terms not otherwise defined herein have the meanings set forth in
SECTION 12.01.

    WHEREAS, prior to the closing of the transactions contemplated by this Agreement and as a condition to Purchaser's obligation to effect such closing, Seller will cause the Restructuring (pursuant to which, among other things, the Company (as defined below) shall become the owner of all assets and securities currently owned by MPC, other than Entech and its subsidiaries) to become effective; and

    WHEREAS, prior to the closing of the transactions contemplated by this Agreement, Seller will own all of the outstanding membership interests in The Montana Power LLC, a Montana limited liability company (the "COMPANY"), such membership interests being referred to herein as the "UNITS"; and

    WHEREAS, Seller desires to sell, and Purchaser desires to purchase, the Units on the terms and subject to the conditions set forth in this Agreement;

    NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE I
                           SALE OF SHARES AND CLOSING

    1.01 PURCHASE AND SALE. Seller agrees to sell to Purchaser, and Purchaser agrees to purchase from Seller, all of the right, title and interest of Seller in and to the Units at the Closing on the terms and subject to the conditions set forth in this Agreement.

    1.02 PURCHASE PRICE. The aggregate purchase price for the Units is $602 million (the "PURCHASE PRICE"), payable in immediately available United States funds at the Closing in the manner provided in SECTION 1.03.

    1.03 CLOSING. The Closing will take place at the offices of Milbank, Tweed, Hadley & McCloy LLP, 1 Chase Manhattan Plaza, New York, New York 10005, or at such other place as Purchaser and Seller mutually agree, at 10:00 A.M. local time, on the Closing Date. At the Closing, Purchaser will pay the Purchase Price by wire transfer of immediately available funds to such account as Seller may reasonably direct by written notice delivered to Purchaser by Seller at least two (2) Business Days before the Closing Date. Simultaneously, Seller will assign and transfer to Purchaser all of Seller's right, title and interest in and to the Units. At the Closing, there shall also be delivered to Seller and Purchaser the certificates to be delivered under ARTICLES VI and VII.

    1.04 FURTHER ASSURANCES; POST-CLOSING COOPERATION. (a) Subject to the terms and conditions of this Agreement, at any time or from time to time after the Closing, each of the parties hereto shall execute and deliver such other documents and instruments, provide such materials and information and take such other actions as may reasonably be necessary, proper or advisable, to the extent permitted by Law, to fulfill its obligations under this Agreement.

    (b) Following the Closing, each party will provide the other party, its counsel and its accountants with copies of information or other data relating to the Business or Condition of MPC and the Company in its possession with respect to periods prior to the Closing, to the extent that such information or data may be reasonably required by the requesting party in connection with
(i) the preparation of Tax Returns, (ii) compliance with the requirements of any Governmental or Regulatory

                                       1

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Authority, or (iii) any third party actual or threatened Action or
Proceeding. Further, each party agrees for a period extending six (6) years after the Closing Date not to destroy or otherwise dispose of any such books, records and other data (excluding copies of materials previously supplied to the other party) unless such party shall first offer in writing to surrender such books, records and other data to the other party and such other party shall not agree in writing to take possession thereof during the thirty (30) day period after such offer is made.

    (c) If, in order properly to prepare its Tax Returns, other documents or reports required to be filed with Governmental or Regulatory Authorities or its financial statements or to fulfill its obligations hereunder, it is necessary that a party be furnished with additional information, documents or records relating to the Business or Condition of MPC and the Company not referred to in paragraph (b) above, and such information, documents or records are in the possession or control of the other party, such other party agrees to use its reasonable best efforts to furnish or make available such information, documents or records (or copies thereof) at the recipient's request, cost and expense. Any information obtained by a party hereto in accordance with this paragraph shall be held confidential by such party in accordance with SECTION 13.05.

    (d) In addition to furnishing information pursuant to paragraph (b) and
(c) of this SECTION 1.04, in order to close the books of MPC, the Company and the Subsidiaries for accounting purposes, each party agrees to direct its accounting personnel to provide reasonable cooperation and assistance to any other party's accounting personnel to accomplish the work necessary to close such books. Seller and Purchaser also agree to direct their human resources and payroll personnel to cooperate with, and provide reasonable cooperation and assistance to each other in connection with, preparing W-2's and other associated payroll tax or related documents.

                               ARTICLE II
             REPRESENTATIONS AND WARRANTIES OF SELLER AND MPC

    Seller and MPC, jointly and severally, hereby represent and warrant to Purchaser as follows:

    2.01 CORPORATE EXISTENCE OF SELLER AND MPC. Seller is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and MPC is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Montana. Each of Seller and MPC has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby, including, as to Seller, without limitation, to own, hold, sell and transfer (pursuant to this Agreement) the Units.

    2.02 AUTHORITY. The execution and delivery by Seller and MPC of this Agreement, and the performance by Seller of its obligations hereunder, have been duly and validly authorized by the Boards of Directors of Seller and MPC, and, with the exception of the vote referred to in SECTION 2.23, no other corporate action on the part of Seller or MPC is necessary. This Agreement has been duly and validly executed and delivered by Seller and MPC and constitutes a legal, valid and binding obligation of Seller and MPC enforceable against Seller and MPC in accordance with its terms.

    2.03 EXISTENCE OF THE COMPANY. The Company is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Montana, and has full corporate power and authority to conduct its business as and to the extent now conducted and to own, use and lease its Assets and Properties. MPC is, and prior to and as of the Closing Date, MPC and the Company will be, duly qualified, licensed or admitted to do business and each is in good standing in those jurisdictions specified in
SECTION 2.03 OF THE DISCLOSURE SCHEDULE, which are the only jurisdictions in which the ownership, use or leasing of its Assets and Properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary, except for those jurisdictions in which the adverse effects of all such failures to be qualified, licensed or admitted and in good standing could not in the aggregate reasonably be expected to have a material adverse effect on the Business or

                                       2

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Condition of MPC and the Company. Seller has prior to the execution of this
Agreement made available to Purchaser true and complete copies of the certificate of formation of the Company as in effect on the date hereof.

    2.04 CAPITALIZATION. The authorized capitalization of the Company consists of the Units. The Units are duly authorized, validly issued, outstanding, fully paid and nonassessable. On and as of the Closing Date, Seller will own the Units, beneficially and of record, free and clear of all Liens. Except for this Agreement and as disclosed in SECTION 2.04 OF THE DISCLOSURE SCHEDULE, as of the date of this Agreement there are, and on and as of the Closing Date there will be, no outstanding Options with respect to the Company. The delivery of a certificate or certificates at the Closing representing the Units in the manner provided in SECTION 1.03 will transfer to Purchaser good and valid title to the Units, free and clear of all Liens other than Liens created or suffered to exist by Purchaser.

    2.05 SUBSIDIARIES. (a) Each Subsidiary is a corporation validly existing and in good standing under the Laws of its jurisdiction of incorporation disclosed in SECTION 2.05(a) OF THE DISCLOSURE SCHEDULE, and has full corporate power and authority to conduct its business as and to the extent now conducted and to own, use and lease its Assets and Properties. Each Subsidiary is duly qualified, licensed or admitted to do business and is in good standing in those jurisdictions disclosed in SECTION 2.05(a) OF THE DISCLOSURE SCHEDULE, which are the only jurisdictions in which the ownership, use or leasing of such Subsidiary's Assets and Properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary, except for those jurisdictions in which the adverse effects of all such failures by MPC or the Company and the Subsidiaries to be qualified, licensed or admitted and in good standing could not in the aggregate reasonably be expected to have a material adverse effect on the Business or Condition of MPC and the Company. SECTION 2.05(a) OF THE DISCLOSURE SCHEDULE lists for each Subsidiary the amount of its authorized capital stock, the amount of its outstanding capital stock and the record owners of such outstanding capital stock. Except as disclosed in SECTION 2.05(a) OF THE DISCLOSURE SCHEDULE, all of the outstanding shares of capital stock of each Subsidiary have been duly authorized and validly issued, are fully paid and nonassessable, and are owned, directly or indirectly by MPC and, immediately prior to the Closing will be owned, directly or indirectly, by the Company, beneficially and of record, free and clear of all Liens. Except as set forth in SECTION 2.05(a) OF THE DISCLOSURE SCHEDULE, there exists no restriction on the payment of cash dividends by any Subsidiary. Except as disclosed in
SECTION 2.05(a) OF THE DISCLOSURE SCHEDULE, there are, and on and as of the Closing Date there will be, no outstanding Options with respect to any Subsidiary. Seller has prior to the execution of this Agreement made available to Purchaser true and complete copies of the certificate or articles of incorporation and by-laws (or other comparable corporate charter documents) of each of the Subsidiaries as in effect on the date hereof.

    (b) Except as set forth on SECTION 2.05(b) OF THE DISCLOSURE SCHEDULE, as of the Closing Date, the Company will not directly or indirectly beneficially own more than five percent (5%) of either the equity interests in, or the voting control of, any Person, other than the Subsidiaries.

    2.06 NO CONFLICTS. The execution and delivery by Seller and MPC of this Agreement do not, and the performance by Seller and MPC of their respective obligations under this Agreement and the consummation of the transactions contemplated hereby will not:

    (a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the certificate or articles of incorporation or by-laws (or other comparable corporate charter documents) of Seller, MPC, the Company or any Subsidiary;

    (b) subject to obtaining the consents, approvals and actions, making the filings and giving the notices disclosed in SECTION 2.07 OF THE DISCLOSURE SCHEDULE, conflict with or result in a violation or breach of any term or provision of any Law or Order applicable to Seller, MPC, the Company or any Subsidiary or any of their respective Assets and Properties (other than such conflicts, violations or breaches (i) which could not in the aggregate reasonably be expected to adversely affect the validity or

                                       3

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enforceability of this Agreement or to have a material adverse effect on the
Business or Condition of MPC and the Company or (ii) as would occur solely as a result of the identity or the legal or regulatory status of Purchaser or any of its Affiliates); or

    (c) except as disclosed in SECTION 2.06 OF THE DISCLOSURE SCHEDULE or as could not, individually or in the aggregate, reasonably be expected to be materially adverse to the Business or Condition of MPC and the Company or to adversely affect the ability of Seller or MPC to consummate the transactions contemplated hereby or to perform their obligations hereunder, (i) conflict with or result in a violation or breach of, (ii) constitute (with or without notice or lapse of time or both) a default under, (iii) require Seller, MPC, the Company or any Subsidiary to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result or under the terms of, (iv) result in or give to any Person any right of termination, cancellation, acceleration, non-performance or modification in or with respect to, or (v) result in the creation or imposition of any Lien upon Seller, MPC, the Company or any Subsidiary or any of their respective Assets and Properties under, any Contract or License to which Seller, MPC, the Company or any Subsidiary is a party or by which any of their respective Assets and Properties is bound.

    2.07  GOVERNMENTAL APPROVALS AND FILINGS.  Except as disclosed in SECTION
2.07 OF THE DISCLOSURE SCHEDULE, no consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority on the part of Seller, MPC, the Company or any Subsidiary is required in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, except (i) where the failure to obtain any such consent, approval or action, to make any such filing or to give any such notice could not reasonably be expected to adversely affect the ability of Seller or MPC to consummate the transactions contemplated by this Agreement or to perform its obligations hereunder, or to have a material adverse effect on the Business or Condition of MPC and the Company, or (ii) those as would be required solely as a result of the identity or the legal or regulatory status of Purchaser or any of its Affiliates.

    2.08 BOOKS AND RECORDS. The minute books and other similar records of MPC, the Company and the Subsidiaries as made available to Purchaser prior to the execution of this Agreement contain a true and complete record, in all material respects, of all action taken at all meetings and by all written consents in lieu of meetings of the stockholders, members, the boards of directors and committees of the boards of directors of MPC, the Company and the Subsidiaries. The stock transfer ledgers and other similar records of MPC, the Company and the Subsidiaries as made available to Purchaser prior to the execution of this Agreement accurately reflect all record transfers prior to the execution of this Agreement in the capital stock or membership interests of MPC, the Company and the Subsidiaries.

    2.09 FINANCIAL STATEMENTS AND CONDITION. (a) Prior to the execution of this Agreement, Seller has made available to Purchaser true and complete copies of the following financial statements:

        (i) the unaudited balance sheet of MPC and the Subsidiaries as of December 31, 1999 and the related unaudited consolidated statement of operations for fiscal years of 1997, 1998 and 1999; and

        (ii) the unaudited balance sheet of MPC and the Subsidiaries as of July 31, 2000 (attached as ANNEX I hereto).

Except as set forth in the notes thereto and as disclosed in SECTION 2.09(a) OF THE DISCLOSURE SCHEDULE, all such financial statements were prepared in accordance with GAAP and fairly present in all material respects the consolidated financial condition and statement of operations of MPC and its consolidated Subsidiaries as of the respective dates thereof and for the respective periods covered thereby. Except for those Subsidiaries disclosed in SECTION 2.09(a) OF THE DISCLOSURE SCHEDULE, the financial condition and statement of operations of each Subsidiary are, and for all periods referred to in this SECTION 2.09 have been, consolidated with those of MPC. Except as disclosed in SECTION 2.09(a) OF THE DISCLOSURE SCHEDULE,

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and except for matters reflected or reserved against in the financial statements referred to in clauses (i) and (ii) above (or the notes thereto), as of the date of this Agreement, neither MPC, the Company, nor any Subsidiary has any liabilities or obligations (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due) of any nature that would be required by GAAP to be reflected on a consolidated balance sheet of MPC or the Company and Subsidiaries (including the notes thereto), except liabilities or obligations (i) that were incurred in the ordinary course of business consistent with past practice since July 31, 2000, or (ii) that, individually or in the aggregate, have not had and could not reasonably be expected to have a material adverse effect on the Business or Condition of MPC and the Company. At and as of the Closing Date, the total of Indebtedness of the Company, the Subsidiaries and MPC Natural Gas Funding Trust and the face amount of the outstanding preferred trust securities of the Montana Power Capital I (Trust) shall not exceed $488 million.

    (b) Except for the execution and delivery of this Agreement and the transactions to take place pursuant hereto on or prior to the Closing Date and as disclosed in SECTION 2.09(b) OF THE DISCLOSURE SCHEDULE, since the Interim Financial Statement Date the business of MPC and the Subsidiaries has been operated in all material respects in the ordinary course of business consistent with past practice and there has not been any material adverse change in the Business or Condition of MPC, other than those occurring as a result of general economic or financial conditions or other developments which are not unique to MPC and the Subsidiaries but also affect to a similar extent other Persons who participate or are engaged in the lines of business in which MPC and the Subsidiaries participate or are engaged.

    2.10 TAXES. (a) Seller, the Company, its Subsidiaries, and all members of the MPC Affiliated Group, each have filed all material Income Tax Returns (including, but not limited to, any consolidated federal Tax Return of Seller, the Company, its Subsidiaries and all members of the MPC Affiliated Group, and any state or local Income Tax Return that includes Seller, the Company, the Subsidiaries and all members of the MPC Affiliated Group on a consolidated, combined or unitary basis) that they were required to file. All such Income Tax Returns were complete and correct in all material respects. All Income Taxes owed by Seller, the Company, its Subsidiaries and all members of the MPC Affiliated Group have been paid. MPC, Seller, the Company and its Subsidiaries each have filed all material Tax Returns (including, but not limited to, any federal Tax Return of MPC, Seller, the Company and the Subsidiaries, and any state or local Tax Return that includes MPC, Seller, the Company, and the Subsidiaries on a consolidated, combined or unitary basis) that they were required to file. All such Tax Returns were complete and correct in all material respects. All Taxes owed by MPC, Seller, the Company and each Subsidiary have been paid. Except as disclosed in Section 2.10(a) of the Disclosure Schedule, there are no Liens on any of the Assets or Properties of any of MPC, the Company or the Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax.

    (b) (i) Except as disclosed in Section 2.10(b) of the Disclosure Schedule, there is no dispute or claim concerning any Income Tax liability of any of Seller, the Company, any Subsidiary, or any member of the MPC Affiliated Group either (A) claimed or raised by any Governmental or Regulatory Authority in writing or (B) as to which any of Seller, the Company, the Subsidiaries, or any member of the MPC Affiliated Group and the directors and officers thereof has any Knowledge. Section 2.10(b) of the Disclosure Schedule lists all Income Tax Returns filed by the Company, its Subsidiaries or any member of the MPC Affiliated Group for Tax periods ending on or after December 31, 1990, (and for any prior Tax periods to the extent that the statute of limitations for that Tax period has not lapsed), indicates those Income Tax Returns that have been audited, and indicates those Income Tax Returns that currently are the subject of audit. All Income Taxes due with respect to such audits (as described in Section 2.10(b) of the Disclosure Schedule) have been paid or have been reserved for in the Financial Statements. Furthermore, all such Income Taxes being contested are being contested in good faith by appropriate proceedings (as described in Section 2.10(b) of the Disclosure Schedule).

                                       5

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    (ii) Except as disclosed in Section 2.10(b) of the Disclosure Schedule, there is no dispute or claim concerning any Tax liability of any of MPC, Seller, the Company, or any Subsidiary either (A) claimed or raised by any Governmental or Regulatory Authority in writing or (B) as to which any of MPC, Seller, the Company, or the Subsidiaries, and the directors and officers thereof has any Knowledge. Section 2.10(b) of the Disclosure Schedule lists all Tax Returns filed by MPC, the Company and its Subsidiaries for Tax periods ending on or after December 31, 1990, (and for any prior Tax periods to the extent that the statute of limitations for that Tax period has not lapsed), indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. All Taxes due with respect to such audits (as described in Section 2.10(b) of the Disclosure Schedule) have been paid or have been reserved for in the Financial Statements. Furthermore, all such Taxes being contested are being contested in good faith by appropriate proceedings (as described in SECTION 2.10(b) OF THE DISCLOSURE SCHEDULE).

    (c) Except as disclosed in SECTION 2.10(c) OF THE DISCLOSURE SCHEDULE, neither MPC, Seller, the Company, any of the Subsidiaries (other than CMPL), nor any member of the MPC Affiliated Group has waived any statute of limitations in respect of Income Taxes or agreed to any extension of time with respect to an Income Tax assessment or deficiency for any Tax period. Except as disclosed in SECTION 2.10(c) OF THE DISCLOSURE SCHEDULE, CMPL has not waived any statute of limitations in respect of Income Taxes or agreed to any extension of time with respect to an Income Tax assessment or deficiency for any Tax period.

    (d) Except as disclosed in SECTION 2.10(d) OF THE DISCLOSURE SCHEDULE, none of MPC, the Company and its Subsidiaries is or was a party to or liable under any Income Tax allocation or sharing agreement.

    (e) Except as disclosed in SECTION 2.10(e) OF THE DISCLOSURE SCHEDULE, neither the Company, any of its Subsidiaries, nor any member of the MPC Affiliated Group has been a member of an Affiliated Group, filing a consolidated federal Income Tax Return other than a group the common parent of which is MPC.

    (f) Seller, the Company, the Subsidiaries, and the members of MPC Affiliated Group have withheld and paid all material Taxes required to have been withheld and paid and complied in all material respects with all information reporting and backup withholding requirements, including maintenance of records thereto, in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other Person.

    (g) None of Seller, the Company, the Subsidiaries, or any member of the MPC Affiliated Group have filed a consent under Code section 341(f) concerning collapsible corporations.

    (h) MPC, Seller, the Company, and the Subsidiaries have complied with the normalization rules of accounting in accordance with Code section 168(i)(9).

    (i) For federal Income Tax purposes, the Company is or will be disregarded as an entity separate from its owners under Treas. Reg. section 301.7701-3(b). No election with respect to the Company has been or will be made to treat the Company as anything other than a disregarded entity.

    2.11  LEGAL PROCEEDINGS.

    (a) There are no Actions or Proceedings pending or, to the Knowledge of Seller and MPC, threatened against, relating to or affecting Seller, MPC, the Company or any Subsidiary in relation to any of their respective Assets and Properties which could reasonably be expected (i) to result in the issuance of an Order restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement or
(ii) except as disclosed in SECTION 2.11(a) OF THE DISCLOSURE SCHEDULE or in SECTIONS 2.10(b), 2.13(e), 2.20 or 2.21(b), individually or in the aggregate

                                       6

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with other such Actions or Proceedings, to have a material adverse effect on the Business or Condition of MPC and the Company.

    (b) There are no Orders outstanding against MPC, the Company or any Subsidiary which, individually or in the aggregate with other such Orders, have had, or could have, a material adverse effect on the Business or Condition of MPC and the Company.

    2.12  COMPLIANCE WITH LAWS AND ORDERS.  Except as disclosed in SECTION
2.12 OF THE DISCLOSURE SCHEDULE or as described in SECTION 2.21, neither Seller, MPC, the Company nor any Subsidiary is in violation of or in default under any Law or Order applicable to Seller, MPC, the Company or any Subsidiary or any of their respective Assets and Properties the effect of which, individually or in the aggregate with other such violations and defaults, could reasonably be expected to be materially adverse to the Business or Condition of MPC and the Company.

    2.13 BENEFIT PLANS; ERISA. (a) SECTION 2.13(a) OF THE DISCLOSURE SCHEDULE contains a true and complete list and description of each of the Benefit Plans, and identifies each of the Benefit Plans that is a Qualified Plan.

    (b) Except as disclosed in SECTION 2.13(b) OF THE DISCLOSURE SCHEDULE, neither MPC, the Company, any Subsidiary, nor any other corporation or organization controlled by or under common control with any of the foregoing within the meaning of Section 4001 of ERISA has at any time contributed to any "multiemployer plan", as that term is defined in Section 4001 of ERISA and incurred any withdrawal liability, as that term is defined in Section 4201 of ERISA, for any plan of the type described in Sections 4063 and 4064 of ERISA or in Section 413 of the Code (and regulations promulgated thereunder).

    (c) Each of the Benefit Plans is, and its administration is and has been since inception, in compliance with its terms and, where applicable, with ERISA and the Code in all respects, except for such failures to comply which, individually or in the aggregate, could not reasonably be expected to have a material adverse effect on the Business or Condition of MPC and the Company.

    (d) All contributions and other payments required to be made by Seller, MPC, the Company or any Subsidiary or any ERISA Affiliate as defined in
SECTION 12.01 hereof to any Benefit Plan with respect to any period ending before or at or including the Closing Date have been or will be made. Except as disclosed in SECTION 2.13(d) OF THE DISCLOSURE SCHEDULE all benefit obligations and liabilities under any Benefit Plan have been or will be reflected in Financial Statements in accordance with GAAP.

    (e) Except as disclosed in SECTION 2.13(e) OF THE DISCLOSURE SCHEDULE, to the Knowledge of Seller and MPC, there are no pending claims by or on behalf of any Benefit Plan, by any employee, director, contractor or consultant of MPC (or a beneficiary of such an employee, director, contractor or consultant), which allege violations of Law which, individually or in the aggregate, could reasonably be expected to result in liability on the part of Purchaser, MPC, the Company, any Subsidiary or any ERISA Affiliate as defined in SECTION 12.01 hereof or any fiduciary of any such Benefit Plan material to the Business or Condition of MPC and the Company.

    (f) Except as set forth in SECTION 2.13(f) OF THE DISCLOSURE SCHEDULE, complete and correct copies of the following documents have been made available to the Purchaser prior to the execution of this Agreement:

        (i) the Benefit Plans and any related trust agreements and insurance contracts;

        (ii) current summary Plan descriptions of each Benefit Plan subject to ERISA;

       (iii) the most recent Form 5500 and Schedules thereto for each Benefit Plan subject to ERISA reporting requirements;

                                       7

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        (iv) the most recent determination of the IRS with respect to the qualified status of each Qualified Plan;

        (v) the most recent actuarial report of the qualified actuary of any Defined Benefit Plan or any other Benefit Plan with respect to which actuarial valuations are conducted; and

        (vi) all Governmental or Regulatory Authority filings with respect to any reportable event, excise tax, or other extraordinary event that occurred within the past three years and was related to a Benefit Plan.

    (g) Except as set forth in SECTION 2.13(g) OF THE DISCLOSURE SCHEDULE,
(i) neither MPC, the Company nor any Subsidiary is obligated to pay any benefit under any Benefit Plan solely as a result of a "change in control" as defined in 280G of the Code, (ii) neither MPC, the Company, nor any Subsidiary is obligated to make any payment that would be disallowed as a deduction under 280G or 162(m) of the Code, and (iii) neither this transaction, the Restructuring or the Divestiture shall increase the obligation of MPC, the Company or any Subsidiary to fund benefits accrued or benefits payable under any Benefit Plan.

    2.14 PROPERTY. MPC, the Company or a Subsidiary is in possession of and has good title to, or has valid leasehold interests in or valid rights under Contract to use, all property used in and individually or in the aggregate with other such property material to the Business or Condition of MPC and the Company. All such property is free and clear of all Liens, other than Permitted Liens and Liens disclosed in SECTION 2.14 OF THE DISCLOSURE SCHEDULE, and is in all material respects in good working order and condition, ordinary wear and tear excepted.

    2.15 INTELLECTUAL PROPERTY RIGHTS. MPC, the Company and the Subsidiaries currently own, or have license to use, all Intellectual Property material to the Business or Condition of MPC and the Company without any material restrictions as to use or enjoyment. As soon as possible after the execution hereof, Seller will furnish to Purchaser a list of all such Intellectual Property. Neither MPC, the Company nor any of the Subsidiaries has granted, nor is obligated to grant, any material license, sub-license or assignment in respect of any of the Intellectual Property. Neither MPC, the Company nor any of the Subsidiaries is in breach of any license, sub-license or assignment granted to it in respect of any Intellectual Property, and to the Knowledge of Seller and MPC, the operation of the business of MPC, the Company and each Subsidiary does not infringe upon the intellectual property rights of any other Person, except for such breaches or infringements that, individually or in the aggregate, could not reasonably be expected to have a material adverse effect on the Business or Condition of MPC and the Company.

    2.16 CONTRACTS. (a) SECTION 2.16(a) OF THE DISCLOSURE SCHEDULE (with paragraph references corresponding to those set forth below) contains a true and complete list of each of the following Contracts to which MPC, the Company or any Subsidiary is a party or by which any of their respective Assets and Properties is bound:

        (i) all Contracts (excluding Benefit Plans) providing for a commitment of employment for a specified or unspecified term or otherwise relating to employment or the termination of employment;

        (ii) all Contracts with any Person containing any provision or covenant prohibiting or materially limiting the ability of MPC, the Company or any Subsidiary to engage in any business activity or compete with any Person or prohibiting or materially limiting the ability of any Person to compete with MPC, the Company or any Subsidiary;

       (iii) all material partnership, joint venture, shareholders' or other similar Contracts with any Person other than Contracts listed pursuant to
    (vii) through (xvi) below;

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        (iv) all Contracts relating to Indebtedness of MPC, the Company or any
    Subsidiary in excess of $1,000,000 or to preferred stock issued by MPC, the Company or any Subsidiary (other than Indebtedness owing to or preferred stock owned by MPC, the Company or any wholly-owned Subsidiary);

        (v) all Contracts (other than Contracts listed pursuant to (vii) through (xvi) below) relating to (A) the future disposition or acquisition by MPC, the Company or any Subsidiary of any Assets and Properties individually or in the aggregate in excess of $1,000,000, and
    (B) any merger or other business combination;

        (vi) all collective bargaining or similar labor Contracts;

       (vii) all Contracts active as of June 30, 2000, relating to MPC's purchase of natural gas in its capacity as the natural gas supplier to MPC's utility customers calling for annual payments in excess of, or potentially in excess of $1,000,000 or having a term in excess of one year;

      (viii) all Contracts active as of June 30, 2000, relating to MPC's purchase of electrical power in its capacity as the electrical power supplier to MPC's utility customers calling for annual payments in excess of, or potentially in excess of, $1,000,000 or having a term in excess of one year;

        (ix) all Contracts active as of June 30, 2000, relating to MPC's sale of electric power as a commodity to third party customers calling for annual payments in excess of, or potentially in excess of, $1,000,000 or having a term in excess of one year;

        (x) all Contracts active as of June 30, 2000, relating to MPC's electric transmission system or the Colstrip Transmission System calling for annual payments in excess of, or potentially in excess of, $1,000,000 or having a term in excess of one year;

        (xi) all Contracts active as of June 30, 2000, relating to MPC's natural gas transmission and storage system calling for annual payments in excess of, or potentially in excess of, $1,000,000 or having a term in excess of one year;

       (xii) all material Contracts active as of June 30, 2000, relating to MPC's interest in Milltown Dam;

      (xiii) all material Contracts active as of June 30, 2000, relating to MPC's interest in Colstrip Unit 4;

       (xiv) all material Contracts between MPC and PPL Montana, LLC relating to the generation assets sale transaction between MPC and PPL Montana, LLC which closed on December 17, 1999;

       (xv) all material Contracts active as of June 30, 2000, to which One Call Locators, Ltd. is a party;

       (xvi) all material Contracts active as of June 30, 2000, to which DES is a party;

      (xvii) all Contracts, correspondence and other documents relating to the buy-out negotiations regarding MPC's contracts to purchase power from QFs, including, without limitation, signed letters of intent, whether or not binding on either or both parties thereto, offers and counteroffers;

      (xviii) all Contracts relating to MPC's electric and gas transmission and distribution business, not included in (i) through (xvi) above, under which MPC made payments to the other party in excess of $1,000,000 in 1999 or under which, as of the date of this Agreement, MPC expects to make payments to the other party in excess of $1,000,000 in 2000;

       (xix) all Contracts relating to MPC's electric and gas transmission and distribution business, not included in (i) through (xvi) above, under which MPC received payments from the other party in excess of $1,000,000 in 1999 or under which, as of the date of this Agreement, MPC expects to receive payments from the other party in excess of $1,000,000 in 2000; and

       (xx) all Contracts (other than this Agreement) that (A) limit or contain restrictions on the ability of MPC, the Company or any Subsidiary to declare or pay dividends on, to make any other distribution in respect of or to issue or purchase, redeem or otherwise acquire its capital stock, to incur Indebtedness, to incur or suffer to exist any Lien, to purchase or sell any Assets and Properties, to change the lines of business in which it participates or engages or to engage in any merger or other business combination or (B) require MPC, the Company or any Subsidiary to maintain specified financial ratios or levels of net worth or other indicia of financial condition.

    (b) Each Contract required to be disclosed in SECTION 2.16(a) OF THE DISCLOSURE SCHEDULE is in full force and effect and constitutes a legal, valid and binding agreement, enforceable in accordance with its terms, of MPC, the Company or a Subsidiary and, to the Knowledge of Seller and MPC, of each other party thereto; and except as disclosed in SECTION 2.16(b) OF THE DISCLOSURE SCHEDULE neither MPC, the Company, any Subsidiary nor, to the Knowledge of Seller and MPC, any other party to such Contract is in violation or breach of or default under any such Contract (or with notice or lapse of time or both, would be in violation or breach of or default under any such Contract), the effect of which, individually or in the aggregate, could reasonably be expected to be materially adverse to the Business or Condition of MPC and the Company.

    (c) Prior to the Closing Date, Seller and MPC have furnished or made available to Purchaser a copy of each Contract or other document required to be disclosed in SECTION 2.16(a) OF THE DISCLOSURE SCHEDULE.

    2.17 LICENSES. Each of MPC, the Company and the Subsidiaries has obtained all Licenses used in and, individually or in the aggregate, with other such Licenses material to the Business or Condition of MPC and the Company. Except as disclosed in SECTION 2.17 OF THE DISCLOSURE SCHEDULE:

        (i) MPC or the Company and each Subsidiary owns or validly holds all such Licenses;

        (ii) each such License is valid, binding and in full force and effect;
    and

       (iii) to the Knowledge of Seller and MPC neither MPC, the Company nor any Subsidiary is in default (or with the giving of notice or lapse of time or both, would be in default) under any such License in any material respect.

    2.18 INSURANCE. SECTION 2.18 OF THE DISCLOSURE SCHEDULE contains a true and complete list of all material insurance policies currently in effect that insure the business, operations or employees of MPC, the Company or any Subsidiary or affect or relate to the ownership, use or operation of any of the Assets and Properties of MPC, the Company or any Subsidiary. Except as set forth in SECTION 2.18 OF THE DISCLOSURE SCHEDULE and except for failures to maintain insurance that, individually or in the aggregate, have not had and could not reasonably be expected to have a material adverse effect on the Business or Condition of MPC and the Company, each of MPC, the Company, and the Subsidiaries has been continuously insured with financially responsible insurers, in each case in such amounts and with respect to such risks and losses as are customary for companies in the United States conducting the business conducted by MPC, the Company, and the Subsidiaries. Except as set forth in SECTION 2.18 OF THE DISCLOSURE SCHEDULE, neither Seller, MPC, the Company nor any of the Subsidiaries has received any notice of cancellation, termination or suspension with respect to any of their respective insurance policies, except with respect to any cancellation, termination or suspension that, individually or in the aggregate, has not had and could not reasonably be expected to have a material adverse effect on the Business or Condition of MPC and the Company.

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    2.19  AFFILIATE TRANSACTIONS.  Except as disclosed in SECTION 2.19 OF THE
DISCLOSURE SCHEDULE, as of Closing, neither MPC, the Company nor the Subsidiaries will have any Contractual obligations with respect to Seller or its Affiliates (other than MPC, the Company or the Subsidiaries).

    2.20 LABOR AND EMPLOYMENT MATTERS. Except as disclosed in SECTION 2.20 OF THE DISCLOSURE SCHEDULE, no employee of MPC, the Company or any Subsidiary is presently a member of a collective bargaining unit and, to the Knowledge of Seller and MPC, there are no threatened or contemplated attempts to organize for collective bargaining purposes any of the employees of MPC, the Company or any Subsidiary, and, to the Knowledge of Seller and MPC, there are no threatened or pending actions or proceedings before any Governmental or Regulatory Authority relating to such attempts to organize. Since January 1, 1998, there has been no work stoppage, strike or other concerted action by employees of MPC, the Company or any Subsidiary which materially adversely affected the Business or Condition of MPC and the Company. Except as disclosed in SECTION 2.20 OF THE DISCLOSURE SCHEDULE, there are no unfair labor practice charges or other matters pending before the National Labor Relations Board to which either MPC or any of the Subsidiaries is a party.

    2.21 ENVIRONMENTAL MATTERS. (a) Each of MPC, the Company and the Subsidiaries has obtained all Licenses which are required under applicable Environmental Laws in connection with the conduct of the business or operations of MPC, the Company or such Subsidiary, except where the failure to obtain any such License could not reasonably be expected to be, individually or in the aggregate with other such failures, materially adverse to the Business or Condition of MPC and the Company. Each of such Licenses is in full force and effect and each of MPC, the Company and the Subsidiaries is in compliance with the terms and conditions of all such Licenses and with any applicable Environmental Law, except where the failure to be in compliance could not reasonably be expected to be, individually or in the aggregate with other such failures, materially adverse to the Business or Condition of MPC and the Company.

    (b) Except as noted in the Pilko Environmental Reports and as set forth in SECTION 2.21 OF THE DISCLOSURE SCHEDULE, (i) neither MPC, the Company, nor any Subsidiary has received written notice of violation of an Environmental Law with respect to any of the Assets and Properties of MPC, the Company, or any Subsidiary, which individually, or in the aggregate with other violations of Environmental Laws, would materially adversely affect the Business or Condition of MPC and the Company; (ii) no site or facility now or previously owned, operated, or leased by MPC, the Company, or any Subsidiary is listed or proposed for listing on the NPL, CERCLIS or any similar state or local list of sites requiring investigation or clean-up, or would require remediation or response under applicable Environmental Laws that would result in expenditures in excess of $500,000 individually, or $1,000,000 in the aggregate; and (iii) to the Knowledge of MPC and Seller, no facts, events or conditions relating to the past or present facilities, properties or operations of MPC, the Company, or any of the Subsidiaries will prevent continued compliance with Environmental Laws or can reasonably be expected to give rise to any investigatory, remedial or corrective obligations pursuant to Environmental Laws, including without limitation any such liabilities or noncompliance relating to onsite or offsite releases or threatened releases of hazardous materials, substances or wastes, which individually or in the aggregate with other such facts, events or conditions, would materially adversely affect the Business or Condition of MPC and the Company.

    2.22 INFORMATION SUPPLIED. The proxy statement relating to the MPC Stockholders' Meeting (as defined in SECTION 4.11), as amended or supplemented from time to time (as so amended and supplemented, the "PROXY STATEMENT"), and any other documents to be filed by MPC with the SEC or any other Governmental or Regulatory Authority in connection with the Restructuring and the other transactions contemplated hereby will (in the case of the Proxy Statement and any such other documents filed with the SEC under the Exchange Act or the Securities Act) comply as to form in all material respects with the requirements of the Exchange Act and the Securities Act, respectively, and will not, on the date of its filing or, in the case of the Proxy Statement, at the date it is mailed to stockholders of MPC and at the time of the MPC Stockholders' meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

    2.23 VOTE REQUIRED. Assuming the accuracy of the representation and warranty contained in SECTION 3.09, the affirmative vote of the holders of record of at least two-thirds of the issued and outstanding common stock of MPC with respect to the adoption of this Agreement and the Restructuring is the only vote of the holders of any class or series of the capital stock of MPC required to adopt this Agreement and approve the Restructuring and the other transactions contemplated hereby.

    2.24 BROKERS. Except for Goldman, Sachs & Co., whose fees, commissions and expenses are the sole responsibility of Seller, all negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by Seller and MPC directly with Purchaser without the intervention of any Person on behalf of Seller and MPC in such manner as to give rise to any valid claim by any Person against Purchaser, MPC, the Company or any Subsidiary for a finder's fee, brokerage commission or similar payment.

    2.25 PUBLIC UTILITY HOLDING COMPANY ACT. As of the date of this Agreement, none of the Subsidiaries is a "public utility company," a "holding company," a "subsidiary company" or an "affiliate" of any public utility company within the meaning of SECTION 2(a)(5), 2(a)(8) or 2(a)(11) of the Public Utility Holding Company Act of 1935, as amended (the "1935 ACT"), respectively. Neither MPC, the Company nor any Subsidiary is currently regulated under the 1935 Act.

    2.26 REGULATORY FILINGS. All filings (other than immaterial filings) required to be made by MPC or any of the Subsidiaries since January 1, 1997 under the 1935 Act, the Federal Power Act, the Federal Communications Act of 1934 and applicable state Laws, have been timely filed with the SEC, the FERC, the Department of Energy, the FCC or any applicable state public utility commissions (including, to the extent required, the Montana Public Service Commission), as the case may be, including all forms, statements, reports, agreements (oral or written) and all documents, exhibits, amendments and supplements appertaining thereto, including all rates, tariffs, franchises, service agreements and related documents and all such filings complied in all material respects, as of their respective dates, with all applicable requirements of the applicable statute and the rules and regulations thereunder, except for filings the failure of which to make, individually or in the aggregate, have not had and could not reasonably be expected to have a material adverse effect on the Business or Condition of MPC and the Company.

    2.27 RIGHTS AGREEMENT. As of the date of this Agreement, MPC, or the Board of Directors of MPC, as the case may be, has taken all necessary actions so as to render the Rights Agreement dated March 2, 1999, as amended, inapplicable to the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby, the Restructuring, the Divestiture and any other transactions contemplated hereby.

    2.28 EFFECT OF RESTRUCTURING. Except as disclosed in Section 2.28 of the Disclosure Schedule, as a consequence of the Restructuring, as of the Closing Date, by operation of law pursuant to Section 35-1-817 and 35-8-1203 of the Montana Code Annotated (1999), the Company will have succeeded to all of MPC's right, title and interest in the Assets and Properties of MPC and constituting the utility business of MPC (the "UTILITY BUSINESS"), as described in that certain Confidential Offering Memorandum dated May 2000 prepared by Goldman, Sachs & Co., except for Assets or Properties acquired or disposed of in compliance with this Agreement, including SECTION 4.07.

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                                 ARTICLE III
                  REPRESENTATIONS AND WARRANTIES OF PURCHASER

    Purchaser hereby represents and warrants to Seller and MPC as follows:

    3.01 CORPORATE EXISTENCE. Purchaser is a corporation duly incorporated, validly existing and in good standing under the Laws of the state of its incorporation. Purchaser has full corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.

    3.02 AUTHORITY. The execution and delivery by Purchaser of this Agreement, and the performance by Purchaser of its obligations hereunder, have been duly and validly authorized by the Board of Directors of Purchaser, no other corporate action on the part of Purchaser or its stockholders being necessary. This Agreement has been duly and validly executed and delivered by Purchaser and constitutes a legal, valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms.

    3.03 NO CONFLICTS. The execution and delivery by Purchaser of this Agreement do not, the performance by Purchaser of its obligations under this Agreement and the consummation of the transactions contemplated hereby will not:

    (a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the certificate of incorporation or by-laws of Purchaser;

    (b) subject to obtaining the consents, approvals and actions, making the filings and giving the notices disclosed in SCHEDULE 3.04 hereto, conflict with or result in a violation or breach of any term or provision of any Law or Order applicable to Purchaser or any of its Assets and Properties (other than such conflicts, violations or breaches which could not in the aggregate reasonably be expected to adversely affect the validity or enforceability of this Agreement); or

    (c) except as disclosed in SCHEDULE 3.03 hereto or as could not, individually or in the aggregate, reasonably be expected to adversely affect the ability of Purchaser to consummate the transactions contemplated hereby or to perform its obligations hereunder, (i) conflict with or result in a violation or breach of, (ii) constitute (with or without notice or lapse of time or both) a default under, (iii) require Purchaser to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result or under the terms of, or (iv) result in the creation or imposition of any Lien upon Purchaser or any of its Assets or Properties under, any Contract or License to which Purchaser is a party or by which any of its Assets and Properties is bound.

    3.04  GOVERNMENTAL APPROVALS AND FILINGS.  Except as disclosed in
SCHEDULE 3.04 hereto, no consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority on the part of Purchaser is required in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, except where the failure to obtain any such consent, approval or action, to make any such filing or to give any such notice could not reasonably be expected to adversely affect the ability of Purchaser to consummate the transactions contemplated by this Agreement or to perform its obligations hereunder.

    3.05 LEGAL PROCEEDINGS. There are no Actions or Proceedings pending or, to the knowledge of Purchaser, threatened against, relating to or affecting Purchaser or any of its Assets and Properties which could reasonably be expected to result in the issuance of any Order restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement.

    3.06 PURCHASE FOR INVESTMENT. The Units will be acquired by Purchaser (or, if applicable, its assignee pursuant to SECTION 13.09(b)) for its own account for the purpose of investment, it being understood that the right to dispose of such Units shall be entirely within the discretion of Purchaser

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(or such assignee, as the case may be). Purchaser (or such assignee, as the case may be) will refrain from transferring or otherwise disposing of any of the Units, or any interest therein, in such manner as to cause Seller to be in violation of the registration requirements of the Securities Act or applicable state securities or blue sky laws.

    3.07 BROKERS. Except for Credit Suisse First Boston, whose fees, commissions and expenses are the sole responsibility of Purchaser, all negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by Purchaser directly with Seller without the intervention of any Person on behalf of Purchaser in such manner as to give rise to any valid claim by any Person against Seller, the Company or any Subsidiary for a finder's fee, brokerage commission or similar payment.

    3.08 FINANCING. Purchaser has sufficient cash and/or available credit facilities or written commitments for credit facilities (and has provided Seller and MPC with evidence thereof) to pay the Purchase Price and to make all other necessary payments of fees and expenses in connection with the transactions contemplated by this Agreement.

    3.09 OWNERSHIP OF THE CAPITAL STOCK. Purchaser does not beneficially own any of the capital stock of MPC.

    3.10 EXON-FLORIO. Purchaser is not a "foreign person" for purposes of the Exon-Florio Amendment.

    3.11 INDEPENDENT EVALUATION. Purchaser is experienced and knowledgeable in the utility business, and is aware of its risks. Purchaser has been afforded the opportunity to examine the materials made available to it by Seller in Seller's offices in Butte, Montana (the "Data Room") with respect to MPC, the Company, its Subsidiaries and their business (the "Background Materials"). The Background Materials include files, or copies thereof, that MPC, the Company and its Subsidiaries have used in their normal course of business and other information about MPC, the Company and its Subsidiaries and their business that MPC, the Company and its Subsidiaries have compiled or generated; however, Purchaser acknowledges and agrees that neither MPC, the Seller nor the Company, the Subsidiaries or other Person has made any representations or warranties, express or implied, written or oral, as to the accuracy or completeness of the Background Materials or, except for the representations and warranties of Seller contained in this Agreement, as to any other information relating to MPC, the Company, the Subsidiaries or their business furnished or to be furnished to Purchaser or its representatives by or on behalf of Seller. In entering into this Agreement, Purchaser acknowledges and affirms that it has relied and will rely solely on the terms of this Agreement and upon its independent analysis, evaluation and investigation of, and judgment with respect to, the business, economic, legal, tax or other consequences of this transaction including its own estimate and appraisal of the extent and value of and the risks associated with the utility business. Purchaser's representatives have visited the offices of Seller and have been given opportunities to examine the Books and Records Seller has made available relating to MPC, the Company, the Subsidiaries and their business. Except as expressly provided in this Agreement, neither Seller nor MPC, the Company nor the Subsidiaries shall have any liability to Purchaser or its Affiliates, agents, representatives or employees resulting from any use, authorized or unauthorized, by Purchaser or its Affiliates, agents, representatives or employees of the Background Materials or other information relating to MPC, the Company, the Subsidiaries or their business provided by or on behalf of MPC, any Seller, the Company or its Subsidiaries.

                                  ARTICLE IV
                          COVENANTS OF SELLER AND MPC

    Each of Seller and MPC covenants and agrees with Purchaser that, at all times from and after the date hereof until the Closing, Seller and MPC will comply with all covenants and provisions of this ARTICLE IV, except to the extent Purchaser may otherwise consent in writing.

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    4.01  REGULATORY AND OTHER APPROVALS.  Seller and MPC will, and will cause the Company and the Subsidiaries to, as promptly as practicable (a) take all commercially reasonable steps necessary or desirable to obtain all consents, approvals or actions of, make all filings with and give all notices to Governmental or Regulatory Authorities or any other Person required of Seller, MPC, the Company or any Subsidiary to consummate the transactions contemplated hereby, including without limitation those described in SECTIONS
2.06 AND 2.07 OF THE DISCLOSURE SCHEDULE, (b) provide such other information and communications to such Governmental or Regulatory Authorities or other Persons as such Governmental or Regulatory Authorities or other Persons may reasonably request in connection therewith and (c) provide reasonable cooperation to Purchaser in connection with the performance of its obligations under SECTIONS 5.01 and 5.02. Seller and MPC will provide prompt notification to Purchaser when any such consent, approval, action, filing or notice referred to in clause (a) above is obtained, taken, made or given, as applicable, and will advise Purchaser of any communications (and, unless precluded by Law, provide copies of any such communications that are in writing) with any Governmental or Regulatory Authority or other Person regarding any of the transactions contemplated by this Agreement.

    4.02 HSR FILINGS. In addition to and not in limitation of Seller's and MPC's covenants contained in SECTION 4.01, Seller and MPC will (a) take promptly all actions necessary to make the filings required of Seller, MPC or their Affiliates under the HSR Act, (b) comply at the earliest practicable date with any request for additional information received by Seller, MPC or their Affiliates from the Federal Trade Commission or the Antitrust Division of the Department of Justice pursuant to the HSR Act and (c) cooperate with Purchaser in connection with Purchaser's filing under the HSR Act and in connection with resolving any investigation or other inquiry concerning the transactions contemplated by this Agreement commenced by either the Federal Trade Commission or the Antitrust Division of the Department of Justice or state attorneys general. In the event that a suit or objection is instituted by any Person challenging this Agreement and the transactions contemplated hereby as violative of applicable competition and antitrust laws, each of Purchaser and Seller, MPC and the Company shall use commercially reasonable efforts to resist or resolve such suit or objection.

    4.03 INVESTIGATION BY PURCHASER. Seller and MPC will, and will cause the Company and the Subsidiaries to, (a) provide Purchaser and its officers, employees, counsel, accountants, financial advisors, consultants and other representatives (together, "REPRESENTATIVES") with full access, upon reasonable prior notice and during normal business hours, to all officers, employees, agents and accountants of MPC, the Company and the Subsidiaries and their Assets and Properties and Books and Records, but only to the extent that such access does not unreasonably interfere with the business and operations of MPC, the Company and the Subsidiaries, and (b) furnish Purchaser and such other Persons with all such information and data (including without limitation copies of Contracts, Benefit Plans and other Books and Records) concerning the business and operations of MPC, the Company and the Subsidiaries as Purchaser or any of such other Persons reasonably may request in connection with such investigation (and permit the copying thereof), except to the extent that furnishing any such information or data would violate any Law, Order, Contract or License applicable to Seller, MPC, the Company or any Subsidiary or by which any of their respective Assets and Properties is bound.

    4.04 NO SOLICITATIONS. Seller and MPC will not take, nor will they permit the Company, the Subsidiaries or any Affiliate of Seller or MPC (or authorize or permit any investment banker, financial advisor, attorney, accountant or other Person retained by or acting for or on behalf of Seller, MPC, the Company, the Subsidiaries or any such Affiliate) to take, directly or indirectly, any action to solicit, encourage, receive, negotiate, assist or otherwise facilitate (including by furnishing confidential information with respect to MPC, the Company or any Subsidiary or permitting access to the Assets and Properties and Books and Records of MPC, the Company or any Subsidiary) or accept any offer or inquiry from any Person concerning an Acquisition Proposal. Notwithstanding the foregoing, MPC or its Board of Directors shall be permitted to (A) to the extent applicable, comply with Rule 14e-2(a) promulgated under the Exchange Act with regard to an Acquisition Proposal, or
(B) engage in any discussions or negotiations with, or provide any information to any Person in response to an unsolicited bona fide written Acquisition Proposal, by any such Person, if and only to the extent that, in the case of the actions referred to in clause (B), (i) the MPC Stockholders' Meeting shall not have occurred, (ii) the Board of Directors of MPC, concludes in good faith after consultation with its financial advisors and legal advisors, that such Acquisition Proposal would reasonably be expected to constitute a Superior Proposal, (iii) prior to providing any information or data to any Person in connection with an Acquisition Proposal by any such Person, the Board of Directors of MPC receives from such Person an executed confidentiality agreement on terms no less favorable to the Company than those contained in the Confidentiality Agreement between MPC and Purchaser regarding the sale of the Utility Business and (iv) prior to providing any information or data to any Person or entering into discussions or negotiations with any Person, the Board of Directors of MPC notifies Purchaser immediately of such inquiries, proposals or offers received by, any such information requested from, or any such discussions or negotiations sought to be initiated or continued with, any of its representatives indicating, in connection with such notice, the name of such Person and the material terms and conditions of any proposals or offers. Seller and MPC agree immediately to cease and cause to be terminated any existing activities, discussions, or negotiations with any parties heretofore conducted with respect to any Acquisition Proposal. Seller and MPC agree to take the necessary steps promptly to inform all such Persons of its obligations hereunder. Nothing in this Section 4.04 shall (x) permit Seller or MPC to terminate this Agreement (except as specifically provided in Article XI), or (y) affect any other obligation of Seller or MPC under this Agreement.

    4.05 CONDUCT OF BUSINESS. MPC will, and will cause the Company and the Subsidiaries to, conduct business only in the ordinary course consistent with past practice and in compliance with applicable Law and will timely seek renewal of all Licenses and permits required or necessary for the operation of the Utility Business. Without limiting the generality of the foregoing, and other than with respect to, and in connection with, the Restructuring and the Divestiture, MPC will, and will cause the Company and the Subsidiaries to, use commercially reasonable efforts, to the extent the officers of MPC believe such action to be in the best interests of MPC and the Subsidiaries, to (a) preserve intact the present business organization, reputation and franchises of MPC, the Company and the Subsidiaries in all material respects,
(b) keep available (subject to dismissals and retirements (including retirements pursuant to MPC's "Special Retirement Program") in the ordinary course of business and consistent with past practice and transfers to any Affiliate of MPC) the services of the key officers and employees of MPC and the Subsidiaries, (c) maintain the Assets and Properties of MPC, the Company and the Subsidiaries in good working order and condition, ordinary wear and tear excepted, and (d) maintain the good will of key customers, suppliers and lenders and other Persons with whom MPC or any Subsidiary otherwise has significant business relationships.

    4.06 FINANCIAL STATEMENTS AND REPORTS. (a) As promptly as practicable and in any event no later than forty five (45) days after the end of each fiscal quarter ending after the date hereof and before the Closing Date (other than the fourth quarter) or ninety (90) days after the end of each fiscal year ending after the date hereof and before the Closing Date, as the case may be, MPC will deliver to Purchaser true and complete copies of the unaudited consolidated balance sheet and the related unaudited consolidated statement of operations of MPC and the Subsidiaries, in each case as of and for the fiscal year then ended or as of and for each such fiscal quarter and the portion of the fiscal year then ended, as the case may be, together with the notes, if any, relating thereto, which financial statements shall be prepared on a basis consistent with the Financial Statements.

    (b) As promptly as practicable, MPC will deliver to Purchaser true and complete copies of such other regularly-prepared financial statements, reports and analyses as may be prepared or received by MPC, the Company or any Subsidiary relating to the business or operations of MPC, the Company or any Subsidiary.

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    4.07  CERTAIN RESTRICTIONS.  MPC will, and will cause the Subsidiaries to refrain from:

    (a) except as disclosed in SECTION 4.07(a) OF THE DISCLOSURE SCHEDULE, and except as may be necessary or desirable in connection with the Restructuring, amending their certificates or articles of incorporation or by-laws (or other comparable corporate charter documents) in any material respect or taking any action with respect to any such amendment or any recapitalization, reorganization, liquidation or dissolution of any such corporation;

    (b) except as disclosed in SECTION 4.07(b) OF THE DISCLOSURE SCHEDULE, and except as may be necessary or desirable in connection with the Restructuring, authorizing, issuing, selling or otherwise disposing of any shares of capital stock of or any Option with respect to MPC, the Company or any Subsidiary, or modifying or amending any right of any holder of outstanding shares of capital stock of or Option with respect to MPC, the Company or any Subsidiary;

    (c) except for (i) the declaration of regular quarterly cash dividends on the MPC common stock not to exceed twenty (20) cents per share, and (ii) the payment of dividends required to be paid in respect of MPC outstanding preferred stock, declaring, setting aside or paying any dividend or other distribution in respect of the capital stock of MPC, the Company or any Subsidiary or directly or indirectly redeeming, purchasing or otherwise acquiring any capital stock of or any Option with respect to MPC, the Company or any Subsidiary;

    (d) except as disclosed in SECTION 4.07(d) OF THE DISCLOSURE SCHEDULE and as specified in the Budget, acquiring or disposing of, or incurring any Lien (other than a Permitted Lien) on, any Assets and Properties individually or in the aggregate material to the Business or Condition of MPC and the Company;

    (e) except (i) as disclosed in SECTION 4.07(e) OF THE DISCLOSURE SCHEDULE, and (ii) in the ordinary course of business consistent with past practices, the Budget and the terms and provisions of this Agreement, entering into, or in any material respect amending, modifying, terminating (partially or completely), granting any waiver under or giving any consent with respect to any Contract to which MPC, the Company or any Subsidiary is a party which is material to the Business or Condition of MPC and the Company;

    (f) other than as specified in the Budget, (i) voluntarily incurring Indebtedness in an aggregate principal amount exceeding $5,000,000 (other than refinancings where the principal amount refinanced is no greater than the amount repaid), or (ii) purchasing, canceling, prepaying or otherwise providing for a complete or partial discharge in advance of a scheduled payment date with respect to, or waiving any right under, any Indebtedness in an aggregate principal amount exceeding $1,000,000 (in either case other than Indebtedness of MPC, the Company or a Subsidiary owing to MPC, the Company or a wholly-owned Subsidiary); PROVIDED, HOWEVER, that MPC, Seller, the Company and the Subsidiaries may take any and all actions necessary or appropriate to terminate the Employee Stock Ownership Plan portion of the MPC 401(k) Plan, and to prepay any outstanding Indebtedness of MPC, the Company and the Subsidiaries attributable to such Employee Stock Ownership Plan;

    (g) other than in connection with the Restructuring, engaging with any Person in any merger or other business combination;

    (h) except as set forth in the Budget, making (1) capital expenditures or commitments for additions to property, plant or equipment constituting capital assets or (2) making expenditures with respect to operations and maintenance or incurring general and administrative expenses, in each case in an aggregate amount exceeding $1,000,000;

    (i) except to the extent required by applicable Law or reasonably and in good faith believed by the officers of MPC or the Company to be in the best interests of MPC, the Company and the Subsidiaries (and subject in each case to prior written notice to, and consultation with, Purchaser), making any material change in (A) any pricing, investment, accounting, financial reporting, inventory, credit, allowance or Tax practice or policy, or (B) any method of calculating any bad debt, contingency or other reserve for accounting, financial reporting or Tax purposes;

    (j) other than in the ordinary course of business or to the extent required by applicable Law (including without limitation, the duty to bargain in good faith under any collective bargaining agreement) (and subject in each case to prior written notice to, and consultation with, Purchaser), adopting, entering into or becoming bound by any material Benefit Plan, employment-related Contract or collective bargaining agreement, or amending, modifying or terminating (partially or completely) any such Benefit Plan (other than the Employee Stock Ownership Plan portion of the MPC 401(k)
Plan), employment-related Contract or collective bargaining agreement if such action will result in material additional cost to MPC;

    (k) making any change in its fiscal year;

    (l) except as set forth in the Budget, making any loans or advances by it to, or guarantee, endorse or otherwise be or become contingently liable, directly or indirectly, in connection with the obligations, stocks or dividends of, or owning, purchasing or acquiring stock, obligations or securities of, or any other interest in, or make any capital contributions to, any Person;

    (m) effectuating a "plant closing" or "mass layoff", as those terms are defined in the Worker Adjustment and Retraining Act, affecting in whole or in part any site of employment, facility, operating unit or employee of MPC, the Company or any Subsidiary;

    (n) paying, discharging or satisfying any claims, liabilities or obligations (obsolete, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against in the balance sheet comprising the Interim Financial Statements;

    (o) making or changing any Tax election, filing any amended Tax Return, settling or compromising any federal, state, local or foreign Tax liability, changing any annual Tax accounting period, changing any method of Tax accounting, entering into any closing agreement relating to any Tax, surrendering any right to claim a Tax refund, or consenting to any extension or waiver of the limitations period applicable to any Tax claim or assessment, in each case in a manner which could reasonably be expected to have material adverse effect on Purchaser, the Company or the Subsidiaries for any post Closing period; or

    (p) selling any cushion gas other than sales in accordance with prudent utility practices, the proceeds of which will remain with, or be used for the benefit of, MPC; or

    (q) entering into any Contract to do or engage in any of the foregoing.

    Notwithstanding any provision to the contrary, nothing in this SECTION
4.07 or SECTION 4.05 shall require MPC, Seller or the Company to revise, dishonor or delay performance of any obligation under agreements in existence prior to the date hereof.

    4.08 AFFILIATE TRANSACTIONS. Except as disclosed in SECTION 4.08 OF THE DISCLOSURE SCHEDULE, immediately prior to the Closing, all Indebtedness and other amounts owing under Contracts between Seller, any officer, director or Affiliate (other than MPC, the Company or any Subsidiary) of Seller, on the one hand, and MPC, the Company or any of the Subsidiaries, on the other (each an "AFFILIATE CONTRACT"), including the policy among the members of the MPC Affiliated Group as described in SECTION 2.10(d) OF THE DISCLOSURE SCHEDULE, will be paid in full. With respect to any Affiliate Contract disclosed in
SECTION 4.08 OF THE DISCLOSURE SCHEDULE or entered into after the date hereof, which provides for the provision of services to MPC, the Company or any Subsidiary, Seller and MPC will, at Purchaser's election prior to the Closing Date, either (i) terminate such Contract or cause it to be terminated, effective as of the Closing Date, or (ii) cause such Contract to provide, effective as of the Closing Date, that the same is terminable at the option of MPC, the Company or the Subsidiary, as applicable, upon not more than 30 days prior notice or such shorter period as may be provided for under the existing provisions of such Contract.

    4.09 FULFILLMENT OF CONDITIONS. Seller and MPC will take all commercially reasonable steps necessary or desirable and proceed diligently and in good faith to satisfy each condition to the obligations of Purchaser contained in this Agreement and will not, and will not permit the Company or any Subsidiary to, take or fail to take any action that could reasonably be expected to result in the nonfulfillment of any such condition.

    4.10 COMPLETION OF RESTRUCTURING. Seller and MPC will use their best efforts to cause the Restructuring to become effective prior to the Closing.

    4.11 PREPARATION AND MAILING OF PROXY STATEMENT. As soon as practicable after the date of this Agreement, MPC shall prepare and mail the Proxy Statement to the holders of MPC capital stock entitled to vote at the meeting of the stockholders of MPC to be called by MPC for the purpose of obtaining the MPC Stockholders Approval (the "MPC STOCKHOLDERS' MEETING") at the earliest practicable time following the date hereof.

    4.12 APPROVAL OF MPC STOCKHOLDERS. MPC shall, through its Board of Directors, duly call, give notice of, convene and hold the MPC Stockholders Meeting for the purpose of voting on the approval and adoption of this Agreement and the Restructuring (the "MPC STOCKHOLDERS' APPROVAL") as soon as reasonably practicable after the date hereof. Subject to the following sentence MPC shall, through its Board of Directors, include in the Proxy Statement the recommendation of the Board of Directors of MPC that the stockholders of MPC approve and adopt this Agreement and the Restructuring, and shall use its best efforts to obtain such approval and adoption. The Board of Directors of MPC shall not withdraw, amend or modify in a manner adverse to Purchaser its recommendation referred to in the preceding sentence (or announce publicly its intention to do so), except that such Board of Directors shall be permitted to withdraw, amend or modify its recommendation (or publicly announce its intention to do so) if: (i) Seller and MPC have complied with SECTION 4.04; (ii) an unsolicited Superior Proposal shall have been proposed by any Person other than Purchaser and such proposal is pending at the time of such withdrawal, amendment or modification; and (iii) MPC shall have notified Purchaser in writing of such Superior Proposal at least three (3) Business Days in advance of such withdrawal, amendment or modification.

    4.13 COMPLETION OF THE DIVESTITURE. Seller and MPC will use their commercially reasonable efforts to cause the Divestiture to be completed prior to the Closing.

    4.14 REGULATORY PROCEEDINGS. Seller, MPC and the Company will take commercially reasonable steps to enable Purchaser to participate as a party in interest in all current and future FERC proceedings and PSC proceedings, including but not limited to, stranded costs, default supplier rules, regional transmission organizations and electric and gas rate increase requests. In the event that applicable rules will not allow Purchaser to so participate in such proceedings, Seller, MPC and the Company agree to furnish Purchaser with all documentation filed in connection therewith and to consult and cooperate with Purchaser on an ongoing basis regarding the conduct thereof.

    4.15 SALE OF COLSTRIP 1, 2, AND 3 TRANSMISSION SYSTEM. Seller and MPC will use their commercially reasonable efforts to consummate the sale of the interest in the Colstrip 1, 2, and 3 Transmission System to PPL Montana LLC for the agreed consideration of $97 million cash and the proceeds of which will remain with, or be used for the benefit of, MPC.

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    4.16  QF CONTRACTS.  Seller and MPC agree to advise, consult and cooperate with Purchaser regarding all negotiations for the buyout or buydown of QF contracts and promptly furnish copies to Purchaser of all new letters of intent and definitive agreement for the buyout or buydown of QF contracts.

    4.17 MPC BENEFIT RESTORATION PLANS. Seller and MPC agree that, from and after the date of this Agreement, Seller and MPC will not allow any new participant in the MPC Benefit Restoration Plan for Senior Executives or the MPC Benefit Restoration Plan for Directors nor amend or modify the terms of such plans other than to transfer participants or obligations out of such plans to Seller or its Affiliates in a manner that results in no liability to Purchaser.

    4.18 POWER SUPPLY. Seller and MPC agree to advise, consult and cooperate with Purchaser regarding steps to be taken to manage power supply risks, including (i) securing power to replace that currently supplied under the wholesale buyback agreement with PPL Montana LLC that expires on June 30, 2001, (ii) supplying MPC's residual customer load in full in the event the PSC proceeding on default supplier rules is not resolved by June 30, 2001, or if MPC's default supplier role is extended beyond July 1, 2002, and (iii) securing power to serve MPC's power supply obligations to Advanced Silicon Materials, Inc. Seller and MPC agree to take reasonable and prudent steps to mitigate such risk, including contracting for additional power supply, and to consult and cooperate with Purchaser in the taking of such steps.

    4.19 GENERATION SALE PROCEEDS. Seller and MPC agree to maintain the net after tax cash proceeds from the sale of generation and related assets to PPL Montana LLC, after reduction for unrecovered regulatory assets, as cash reserves (which as of the date hereof, shall not be less than $55,000,000) and not to apply the same except as mandated by the PSC or FERC final order (or if such order is appealed by the final non-appealable order of the applicable court with jurisdiction over such appeal) on stranded cost recovery or as otherwise consented to by Purchaser.

    4.20 REGIONAL TRANSMISSION ORGANIZATION AND INDEPENDENT TRANSMISSION COMPANY. Seller and MPC agree to advise, consult and cooperate with Purchaser regarding all negotiations and agreements for the potential inclusion of MPC or the Company in any Independent Transmission Company or Regional Transmission Company or Regional Transmission Organization. Seller and MPC agree to promptly furnish Purchaser copies of all agreements regarding the Independent Transmission Company or Regional Transmission Organization.

    4.21 NOTIFICATION OF CERTAIN MATTERS. Seller and MPC shall give prompt notice to Purchaser, and Purchaser shall give prompt notice to Seller and MPC, of (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate and (ii) any failure of Seller, MPC, the Company, or any Subsidiary or Purchaser, as the case may be, to comply with or satisfy any covenant, condition or agreement to be completed with or satisfied by it hereunder; PROVIDED, HOWEVER, that the delivery of any notice pursuant to this SECTION 4.21 shall not limit or otherwise affect the remedies available hereunder to the party entitled to receive such notice.

    4.22 CONFIDENTIALITY AND STANDSTILL AGREEMENTS. From the date hereof to the Closing Date, neither Seller, MPC, nor the Company shall terminate, amend, modify or waive any provisions of any confidentiality or standstill agreement relating to the Utility Business to which it is a party or by which it is bound. During such period, Seller, MPC and the Company each shall enforce, to the fullest extent permitted under applicable law, the provisions of any such agreement, including but not limited to, by obtaining injunctive relief to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court having jurisdiction.

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                                   ARTICLE V
                             COVENANTS OF PURCHASER

    Purchaser covenants and agrees with Seller and MPC that, at all times from and after the date hereof until the Closing and, in the case of SECTION
5.04 and SECTION 5.07, thereafter, Purchaser will comply with all covenants and provisions of this ARTICLE V, except to the extent Seller and MPC may otherwise consent in writing.

    5.01 REGULATORY AND OTHER APPROVALS. Purchaser will as promptly as practicable (a) take all commercially reasonable steps necessary or desirable to obtain all consents, approvals or actions of, make all filings with and give all notices to Governmental or Regulatory Authorities or any other Person required of Purchaser to consummate the transactions contemplated hereby, including without limitation those disclosed in SCHEDULES 3.03 and
3.04 hereto, and those that may be required in connection with the transaction structure contemplated by SECTION 5.08, (b) provide such other information and communications to such Governmental or Regulatory Authorities or other Persons as such Governmental or Regulatory Authorities or other Persons may reasonably request in connection therewith and (c) provide reasonable cooperation to Seller, the Company and the Subsidiaries in connection with the performance of their obligations under SECTIONS 4.01 and
4.02. Purchaser will provide prompt notification to Seller when any such consent, approval, action, filing or notice referred to in clause (a) above is obtained, taken, made or given, as applicable, and will advise Seller of any communications (and, unless precluded by Law, provide copies of any such communications that are in writing) with any Governmental or Regulatory Authority or other Person regarding any of the transactions contemplated by this Agreement.

    5.02 HSR. In addition to and without limiting Purchaser's covenants contained in SECTION 5.01, Purchaser will (i) take promptly all actions necessary to make the filings required of Purchaser or its Affiliates under the HSR Act, (ii) comply at the earliest practicable date with any request for additional information received by Purchaser or its Affiliates from the Federal Trade Commission or the Antitrust Division of the Department of Justice pursuant to the HSR Act and (iii) cooperate with Seller in connection with Seller's filing under the HSR Act and in connection with resolving any investigation or other inquiry concerning the transactions contemplated by this Agreement commenced by either the Federal Trade Commission or the Antitrust Division of the Department of Justice or state attorneys general.

    5.03  [INTENTIONALLY OMITTED.]

    5.04  EMPLOYEE MATTERS.

    (a) CONTINUATION OF COMPENSATION AND BENEFITS. Except as otherwise provided in this SECTION 5.04, during the period from the Closing Date until twenty-four months following the Closing Date, the Purchaser will maintain, or shall cause the Company and the Subsidiaries to maintain, base salary, wages, compensation levels (including, without limitation, incentive compensation or comparable cash equivalent plan) and employee pension and welfare benefit plans and programs for the benefit of the employees of MPC, the Company and the Subsidiaries, which, in the aggregate, are at least equal to, or equivalent in value to, the base salary, wages, compensation levels, and Benefit Plans listed in SECTION 2.13(a) OF THE DISCLOSURE SCHEDULE provided to the employees of MPC, the Company and the Subsidiaries on the date of this Agreement, plus any base salary and wage adjustments made in the ordinary course of business between the date of this Agreement and the Closing Date.

    (b) SERVICE CREDIT. The Purchaser shall provide, or shall cause the Company and the Subsidiaries to provide, each employee of MPC, the Company and the Subsidiaries with credit for all service with MPC, the Company and the Subsidiaries for all purposes under each employee benefit plan, program, or arrangement of the Purchaser or its Affiliates in which such employee is eligible to participate,

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except to the extent that such service credit would result in a duplication of benefits with respect to the same period of service.

    (c) BONUSES; INCENTIVE COMPENSATION. The Purchaser shall maintain, or shall cause the Company and the Subsidiaries to maintain, the bonus plans and other incentive compensation plans and programs maintained by Seller and/or any of its Affiliates or comparable cash equivalent plans in which the employees of MPC, the Company and the Subsidiaries are eligible to participate (including terminated or retired employees) who remain eligible to participate under the terms of such plans, as in effect on the date of this Agreement, through the end of the calendar year in which the Closing Date occurs, with the bonuses and incentive compensation to be paid thereunder by Purchaser and/or its Affiliates determined (i) in accordance with calculation methods directed by Seller, such methods to be consistent with the terms of such incentive compensation plans in effect on the date of this Agreement and MPC's, the Company's and the Subsidiaries' past practices, as appropriate, and (ii) in such a manner so that the effects of the transaction contemplated by this Agreement will not unduly burden or benefit the employees of MPC, the Company and the Subsidiaries.

    (d) SEVERANCE POLICY; OTHER AGREEMENTS. Except as disclosed in SECTION 5.04(d) OF THE DISCLOSURE SCHEDULE, if the employment of any employee of the Company or a Subsidiary, is terminated within twenty-four months after the Closing Date by (i) action of the Purchaser or any of its Affiliates other than for Cause or (ii) action of an employee following (A) a reduction in such employee's base salary equal to or greater than fifteen percent (15%) or
(B) such employee's decision not to relocate more than fifty (50) miles from his or her then current job location, then Purchaser shall pay, or shall cause the Company or the affected Subsidiary to pay, each such employee a lump sum severance benefit (less required tax withholding and other withholding obligations required by Law) in an amount equal to the sum of (x) ten percent (10%) of such employee's base salary multiplied by such employee's "years of service" up to a maximum of one hundred percent (100%) of such base salary, plus (y) six thousand dollars ($6,000). For purposes of the foregoing, "years of service" shall mean the employee's aggregate total years of service (pro-rated to the date of termination) with MPC, the Purchaser and any of their respective Affiliates. Notwithstanding the foregoing, for those employees disclosed in SECTION 5.04(d) OF THE DISCLOSURE SCHEDULE who are parties to an individual change in control severance agreement with MPC, the terms of such agreement shall apply with respect to any termination of such employee, and the consummation of the transaction contemplated by this Agreement will be deemed to constitute a "Change in Control" for purposes of each such agreement. The Purchaser shall honor, or shall cause the Company and the Subsidiaries to honor, all such individual change in control severance agreements with such employees, and the Purchaser shall be liable for any amount(s) or benefit(s) due thereunder.

    (e) BENEFIT PLAN OBLIGATIONS. The Purchaser shall be, or shall cause the Company and the Subsidiaries to be, responsible for all obligations existing on the Closing Date (including, without limitation, any such obligations that have been incurred but not yet paid) under any Benefit Plan (including, without limitation, all health and welfare, life insurance and disability plans and programs) applicable to the employees and former employees of MPC, the Company and the Subsidiaries and to certain former employees of Affiliates of MPC, as disclosed in SECTION 5.04(e) OF THE DISCLOSURE SCHEDULE (collectively, the "COVERED PARTICIPANTS") and their covered dependents. Effective as of the Closing Date, Seller and its Affiliates (other than MPC, the Company or any Subsidiary) shall have no liability or responsibility for any obligation under any Benefit Plan applicable to the Covered Participants and their covered dependents with respect to claims incurred by the Covered Participants or their covered dependents prior to the Closing Date under each Benefit Plan. Expenses and benefits with respect to claims incurred by the Covered Participants or their covered dependents on or after the Closing Date shall be the responsibility of Purchaser. For purposes of this paragraph, a claim is deemed incurred when the services that are the subject of the claim are performed; in the case of life insurance, when the death occurs, and, in the case of short-term or long-term disability benefits, when the disability occurs. The Purchaser shall, or shall cause the Company and the Subsidiaries to (i) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Covered Participants and their covered dependents under any Benefit Plan, in which such Covered Participants and their covered dependents may be eligible to participate after the Closing Date and (ii) provide each Covered Participant and their covered dependents with credit for any co-payments and deductibles paid prior to the Closing Date in satisfying any applicable deductible or out-of-pocket requirements under any Benefit Plan in which such Covered Participants and their covered dependents are eligible to participate after the Closing Date.

    (f) MPC 401(k) PLAN. Effective as of the Closing Date, Purchaser shall sponsor and maintain, or shall cause the Company to sponsor and maintain, the MPC 401(k) Plan, or a comparable Qualified Plan (with the employer contribution being made in cash not shares), for the eligible participants and beneficiaries (including continuing the Seller stock investment fund for the exclusive benefit of the eligible participants and beneficiaries who had balances in such fund on the Closing Date) for at least twenty-four months after the Closing Date. Effective as of the Closing Date, employees of the Seller and its Affiliates (other than MPC, the Company and the Subsidiaries) shall cease to accrue benefits and service credits under the MPC 401(k) Plan. To the extent Purchaser sponsors or maintains a comparable plan rather than the MPC 401(k) Plan, such comparable plan shall provide for the acceptance of a trust to trust transfer and rollover distributions from MPC Qualified Plans and/or conduit individual retirement accounts established by such participants and beneficiaries.

    (g) MPC PENSION PLAN. Effective as of the Closing Date, Purchaser shall sponsor and maintain, or shall cause the Company to sponsor and maintain, the Montana Power Company Pension Plan (the "MPC PENSION PLAN"), or a comparable plan, for eligible participants and beneficiaries for at least twenty-four months after the Closing Date. Effective as of the Closing Date, employees of the Seller and its Affiliates (other than MPC, the Company and the Subsidiaries) shall cease to accrue benefits under the MPC Pension Plan.

    (h) SUPPLEMENTAL RETIREMENT PLANS. Except as disclosed in SECTION 5.04(h) OF THE DISCLOSURE SCHEDULE, effective as of the Closing Date the Purchaser shall maintain and shall be responsible for, or shall cause the Company and the Subsidiaries to maintain and be responsible for, all current and future obligations of MPC, the Company and the Subsidiaries under any supplemental pension benefit or benefit replacement or restoration plan, program or individual arrangement maintained by MPC, the Company and the Subsidiaries as in effect on the Closing Date.

    (i) STOCK OPTION OBLIGATION. On the Closing Date, each unvested stock option on MPC common stock issued under any plan or program of MPC or its Affiliates under which the employees of MPC, the Company and the Subsidiaries have previously been awarded stock options on MPC common stock (an "MPC STOCK OPTION") shall be cancelled, and the holder thereof shall be entitled to receive on the Closing Date or as soon as practicable thereafter, from the Purchaser as consideration for such cancellation, either (i) stock options of substantially equivalent value ("SUBSTITUTE STOCK OPTIONS") to such holder's MPC Stock Options (with Seller reserving reasonable discretion to determine whether such Substitute Stock Options are of "substantially equivalent value"), or (ii) an amount in cash (less required tax withholding and other withholding obligations required by Law) equal to the product of (x) the number of shares previously subject to such MPC Stock Option and (y) the excess, if any, of the market price per share (the average of the high and low prices of the underlying MPC common stock as reported on the New York Stock Exchange Composite Tape on the Closing Date) over the exercise price per share of the cancelled MPC Stock Option; PROVIDED, HOWEVER, that if the Purchaser provides Substitute Stock Options in accordance with (i) of this paragraph, then the Purchaser shall pay, or shall cause the Company or the Subsidiaries to pay, in cash to any employee of MPC, the Company and the Subsidiaries who receives Substitute Stock Options, but whose employment terminates before such Substitute Stock Options vest under circumstances that would entitle the employee to the benefit described in SECTION 5.04(d), the amount computed under (ii) above as of the Closing Date.

    (j) RETIREE BENEFITS. Except as disclosed in SECTION 5.04(j) OF THE DISCLOSURE SCHEDULE, effective as of the Closing Date, the Purchaser shall maintain and shall be responsible for, or shall cause the Company and the Subsidiaries to maintain and be responsible for, all current and future obligations of MPC, the Company and the Subsidiaries with respect to (i) any post-retirement health or welfare benefit plan, program or arrangement maintained by MPC, the Company and the Subsidiaries as in effect on the Closing Date and (ii) the utility discount provided to certain retired employees and certain other employees, as disclosed in SECTION 5.04(j) OF THE DISCLOSURE SCHEDULE, of MPC, the Company and the Subsidiaries. The post retirement health and welfare benefits described in (i) above shall be continued for their full terms as provided in the applicable plan, program or arrangement as in effect on the Closing Date, and the utility discount described in (ii) above shall be continued at least until residential customer choice for electric and natural gas utility service is fully implemented in Montana.

    (k) COLLECTIVE BARGAINING AGREEMENTS. The wages, compensation levels and employee pension and welfare benefit plans and programs for the benefit of employees of MPC, the Company and the Subsidiaries who are covered by a collective bargaining agreement shall be governed by the terms of such collective bargaining agreement, except (i) to the extent that an employee is eligible for the benefits provided under SECTION 5.04(c) and/or SECTION 5.04(d)and (ii) SECTION 5.04(b) shall apply with respect to all such employees. To the extent that the terms or provisions of any such collective bargaining agreement conflict with any of the terms or provisions of this Agreement, the terms or provisions of the collective bargaining agreement shall govern.

    (l) CONTINUING OBLIGATION. If the Purchaser sells or otherwise disposes of all or substantially all of the stock or assets of the Company within twenty-four months of the Closing Date, or such other longer time period as may be applicable to any individual change in control severance agreement, the Purchaser shall, in connection with such disposition cause the transferee of such stock or assets to honor the provisions of this SECTION 5.04 until twenty-four months after the Closing Date, or such other longer time period as may be applicable under any individual change in control severance agreement.

    5.05 FULFILLMENT OF CONDITIONS. Purchaser will take all commercially reasonable steps necessary or desirable and proceed diligently and in good faith to satisfy each condition to the obligations of Seller contained in this Agreement and will not take or fail to take any action that could reasonably be expected to result in the nonfulfillment of any such condition.

    5.06 COMMUNICATION BETWEEN THE PARTIES. If Purchaser develops information prior to the Closing Date that leads Purchaser to believe that Seller has breached a representation or warranty under this Agreement, Purchaser shall inform Seller of such potential breach as soon as possible, but in any event, at or prior to Closing.

    5.07 CHARITABLE CONTRIBUTIONS. During the period from the Closing Date until twenty-four months following the Closing Date, Purchaser shall, or shall cause the Company and the Subsidiaries to, continue to provide charitable contributions or other financial support for non-profit organizations and educational institutions as disclosed in SECTION 5.07 OF THE DISCLOSURE SCHEDULE, in amounts substantially comparable to MPC's past practices as set forth in SECTION 5.07 OF THE DISCLOSURE SCHEDULE taking into account the Restructuring and the Divestiture.

    5.08 TRANSACTION STRUCTURE. Purchaser may determine, in its discretion, to obtain the approval of the SEC under the 1935 Act, or to make the requisite filing within the SEC under Rule 2 of the 1935 Act, to consummate the transactions contemplated by this Agreement pursuant to an exempt holding company structure under the 1935 Act.

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                                   ARTICLE VI
                     CONDITIONS TO OBLIGATIONS OF PURCHASER

    The obligations of Purchaser hereunder to purchase the Units are subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by Purchaser in its sole discretion):

    6.01 REPRESENTATIONS AND WARRANTIES. The representations and warranties made by Seller and MPC in this Agreement shall be true and correct on and as of the Closing Date as though made on and as of the Closing Date or, in the case of representations and warranties made as of a specified date earlier than the Closing Date, on and as of such earlier date; except for such failures of representations and warranties to be true and correct (without regard to any materiality qualifier therein) that, individually or in the aggregate, could not result in a material adverse effect to the Business or Condition of MPC and the Company.

    6.02 PERFORMANCE. Seller and MPC shall have performed and complied with, in all material respects, the agreements, covenants and obligations required by this Agreement to be so performed or complied with by Seller and MPC at or before the Closing.

    6.03 OFFICERS' CERTIFICATES. Seller shall have delivered to Purchaser a certificate, dated the Closing Date and executed in the name and on behalf of Seller by the Chairman of the Board, the President or any Executive or Senior Vice President of Seller, substantially in the form and to the effect of EXHIBIT A hereto, and a certificate, dated the Closing Date and executed by the Secretary or any Assistant Secretary of Seller, substantially in the form and to the effect of EXHIBIT B hereto.

    6.04 ORDERS AND LAWS. There shall not be in effect on the Closing Date any Order or Law restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement.

    6.05 REGULATORY CONSENTS AND APPROVALS. All consents, approvals and actions of, filings with and notices to any Governmental or Regulatory Authority set forth in SCHEDULES 3.03 and 3.04 necessary to permit Purchaser and Seller to perform their obligations under this Agreement and to consummate the transactions contemplated hereby, other than those referred to in SECTION 5.08, shall have been duly obtained, made or given and shall be in full force and effect, and all terminations or expirations of waiting periods imposed by any Governmental or Regulatory Authority necessary for the consummation of the transactions contemplated by this Agreement, including under the HSR Act, shall have occurred.

    6.06 THIRD PARTY CONSENTS. The consents (or in lieu thereof waivers) listed in SECTION 6.06 OF THE DISCLOSURE SCHEDULE shall have been obtained and shall be in full force and effect.

    6.07 COMPLETION OF THE RESTRUCTURING. The Restructuring shall have been completed.

    6.08 ASSIGNMENT OF CONTRACTS. All rights and obligations under those Contracts listed on SCHEDULE 6.08 hereto shall have been duly and validly assigned to the Company or the Subsidiaries by MPC and any required third party consents shall have been obtained.

    6.09 BENEFITS PLANS. All Benefits Plans listed on SCHEDULE 6.09 OF THE DISCLOSURE SCHEDULE hereto shall either have been terminated to the satisfaction of Purchaser or transferred to Seller in a manner that results in no liability to Purchaser.

    6.10 RESIGNATION OF SELLER AS MANAGER OF THE COMPANY. Immediately prior to Closing, Seller shall have resigned as manager of the Company.

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                                  ARTICLE VII
                      CONDITIONS TO OBLIGATIONS OF SELLER

    The obligations of Seller hereunder to sell the Units are subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by Seller in its sole discretion):

    7.01 REPRESENTATIONS AND WARRANTIES. The representations and warranties made by Purchaser in this Agreement, taken as a whole, shall be true and correct in all material respects on and as of the Closing Date as though made on and as of the Closing Date.

    7.02 PERFORMANCE. Purchaser shall have performed and complied with, in all material respects, the agreements, covenants and obligations required by this Agreement to be so performed or complied with by Purchaser at or before the Closing.

    7.03 OFFICERS' CERTIFICATES. Purchaser shall have delivered to Seller a certificate, dated the Closing Date and executed in the name and on behalf of Purchaser by the Chairman of the Board, the President or any Executive or Senior Vice President of Purchaser, substantially in the form and to the effect of EXHIBIT C hereto, and a certificate, dated the Closing Date and executed by the Secretary or any Assistant Secretary of Purchaser, substantially in the form and to the effect of EXHIBIT D hereto.

    7.04 ORDERS AND LAWS. There shall not be in effect on the Closing Date any Order or Law restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement.

    7.05 REGULATORY CONSENTS AND APPROVALS. All consents, approvals and actions of, filings with and notices to any Governmental or Regulatory Authority set forth in SECTIONS 2.06 AND 2.07 OF THE DISCLOSURE SCHEDULE necessary to permit Seller and Purchaser to perform their obligations under this Agreement and to consummate the transactions contemplated hereby shall have been duly obtained, made or given and shall be in full force and effect, and all terminations or expirations of waiting periods imposed by any Governmental or Regulatory Authority necessary for the consummation of the transactions contemplated by this Agreement, including under the HSR Act, shall have occurred.

    7.06 THIRD PARTY CONSENTS. The consents (or in lieu thereof waivers) listed in SECTION 7.06 OF THE DISCLOSURE SCHEDULE shall have been obtained and shall be in full force and effect.

                                  ARTICLE VIII
                       TAX MATTERS AND POST-CLOSING TAXES

    8.01 TAX RETURNS. (a) Seller and MPC will include the income of the Company and the Subsidiaries (including any deferred income triggered into income by Treas. Reg. section 1.1502-13 and any excess loss accounts taken into account under Treas. Reg. section 1.1502-19) on Seller's or MPC's consolidated, combined or unitary federal or state or local Tax Returns for all periods through the Closing Date. Seller shall prepare or cause to be prepared and file or caused to be filed all Tax Returns for MPC, the Company and the Subsidiaries for all periods ending on or prior to the Closing Date which are filed after the Closing Date in accordance with past custom and practice. The Company and the Subsidiaries will furnish Tax information to Seller for inclusion in the relevant Tax Returns in accordance with the past custom and practice of MPC, the Company and the Subsidiaries. Seller shall pay all amounts shown as owing on such Tax Returns, and shall be liable for all such Taxes for periods ending on or prior to the Closing Date.

    (b) Purchaser shall prepare or cause to be prepared and Purchaser shall file or cause to be filed any Tax Returns of MPC, the Company and the Subsidiaries for Tax periods which begin before the Closing Date and end after the Closing Date in accordance with past custom and practice. Purchaser will allow Seller an opportunity to review and comment upon such Tax Returns (including any amended returns) to the extent that they relate to MPC, the Company and the Subsidiaries. Purchaser will take no position on such Tax Returns that relate to MPC, the Company and the Subsidiaries that would materially adversely affect Seller after the Closing Date without the prior written consent of Seller. Seller will furnish Tax information to Purchaser for inclusion in the relevant Tax Returns in accordance with the past custom and practice of MPC, the Company and the Subsidiaries. Seller shall pay to Purchaser within fifteen Business Days after the date on which Taxes are paid with respect to such periods an amount equal to the portion of the amounts shown as owing on such Tax Returns which relates to the portion of such Tax period ending on the Closing Date to the extent such amounts are not reflected in a reserve (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax) for tax liability on MPC's, the Company's or the Subsidiaries' financial statements made available to the Purchaser pursuant to SECTION 2.09(ii) or SECTION 4.06 hereof. For purposes of this Section, in the case of any Taxes that are imposed on a periodic basis and are payable for a Tax period that includes (but does not end on) the Closing Date, the portion of such Tax which relates to the portion of such Tax period ending on the Closing Date shall (x) in the case of any Taxes other than Income Taxes, be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction, the numerator of which is the number of days in the Tax period ending on the Closing Date and the denominator of which is the number of days in the entire Tax period, and (y) in the case of any Income Tax, be deemed to be equal to the amount which would be payable if the relevant Tax period ended on the Closing Date. Any credits relating to a Tax period that begins before and ends after the Closing Date shall be taken into account as though the relevant Tax period ended on the Closing Date. All determinations necessary to give effect to the foregoing allocations shall be made by Purchaser in a manner consistent with prior practice of MPC, the Company and the Subsidiaries. Seller shall be liable for Taxes of MPC, the Company and the Subsidiaries which are attributable to periods ending on or prior to the Closing Date pursuant to this SECTION 8.01(b) to the extent such Taxes are not reflected in a reserve (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax) for tax liability on MPC's, the Company's or the Subsidiaries' financial statements made available to the Purchaser pursuant to SECTION 2.09(ii) or SECTION 4.06 hereof. Purchaser shall be liable for Taxes of the Company and the Subsidiaries which are attributable to periods after the Closing Date pursuant to this SECTION 8.01(b).

    (c) As soon as reasonably practicable after the signing of this Agreement, Seller will deliver to Purchaser true and correct copies of the federal Income Tax workpapers of the Subsidiaries, Income Tax Returns of the Subsidiaries filed on a stand alone basis within any State, and the Canadian Income Tax Returns of CMPL, each with respect to the Tax periods from 1997 through 1999.

    8.02 NOTICE OF AUDIT. Seller and Purchaser agree that if any of them receives any notice of an audit or examination from any Governmental or Regulatory Authority with respect to Taxes of MPC, the Company, or the Subsidiaries for any taxable period or portion thereof ending on or prior to the Closing Date, then the recipient of such notice shall, within ten days of the receipt thereof, notify and provide copies of such notice to the other party, as the case may be, in accordance with the notice provisions of
SECTION 13.01.

    8.03 TAX ADJUSTMENTS. (a) Any Tax refunds that are received by Purchaser or MPC, Seller, the Company or any Subsidiary, and any amounts credited against Tax to which Purchaser or MPC, Seller, the Company or any Subsidiary become entitled, that relate to Tax periods or portions thereof ending on or before the Closing Date shall be for the account of Seller, and Purchaser shall pay over to Seller any such refund or the amount of any such credit within fifteen days after receipt or entitlement thereto. In addition, to the extent that a claim for refund or a proceeding results in a payment or credit against Tax by a taxing authority to Purchaser or MPC, Seller, the Company or any Subsidiary of any amount accrued on MPC's, Seller's, the Company's or any Subsidiary's financial statements made available to Purchaser pursuant to SECTION 2.09(a)(ii) or SECTION 4.06 hereof, Purchaser shall pay such amount to Seller within fifteen days after receipt or entitlement thereto.

    (b) Any increase in Tax liability of MPC, the Company or any Subsidiary which is the responsibility of Seller under the provisions of SECTION 8.01(a) or SECTION 8.01(b) shall be paid by Seller to Purchaser or the relevant Governmental or Regulatory Authority as appropriate. Seller has the right to control the handling and disposition of the audit and any related administrative or court proceeding which might give rise to such increase in Tax liability of MPC, the Company or any Subsidiary; PROVIDED, HOWEVER, that the Seller will not enter into any compromise or agreement to settle any Tax claim pursuant to a Tax audit or proceeding which could reasonably be expected to have a material adverse effect on Purchaser, the Company, MPC, or the Subsidiaries for any post Closing period without the prior written consent of Purchaser (which shall not be unreasonably withheld). Purchaser shall, and shall cause the Company and the Subsidiaries to, cooperate fully with Seller with respect to the handling and disposition of any such audit or related administrative or court proceeding.

    (c) Any increase or decrease in Taxes of MPC, the Company or any Subsidiary resulting from adjustments made for periods after the Closing Date shall be for the account of Purchaser.

    8.04 TAX SHARING AGREEMENTS. All tax sharing agreements or similar agreements with respect to or involving MPC, the Company or the Subsidiaries shall be terminated as of the Closing Date and, after the Closing Date, MPC, the Company and the Subsidiaries shall not be bound thereby or have any liability thereunder.

    8.05 TRANSFER TAXES. All transfer, documentary, sales, use, stamp, registration, and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement shall be paid by Purchaser when due, and Purchaser will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, Seller will, if necessary, join in the execution of any such Tax Returns and other documentation.

    8.06 POST-CLOSING ELECTIONS. At Seller's request, the Purchaser will cause the Company and its Subsidiaries to make and/or join with Seller in making any tax election if the making of such election does not have a material adverse impact on the Purchaser, the Company or the Subsidiaries for any post-acquisition period.

    8.07 POST-CLOSING TRANSACTIONS NOT IN THE ORDINARY COURSE. Purchaser and Seller agree to report all transactions not in the ordinary course of business occurring on the Closing Date after Purchaser's purchase of the Units of the Company on Purchaser's federal income tax return to the extent permitted by Treas. Reg. section 1.1502-76(b)(1)(B).

    8.08 ALLOCATION OF PURCHASE PRICE. (a) To the extent that Purchaser and Seller make a Code section 338(h)(10) election (and any corresponding elections under state, local or foreign Tax Law) as provided in SECTION 8.09 of this Agreement, Purchaser and Seller shall cooperate fully with each other in the making of such election. In particular, and not by way of limitation, Purchaser shall, within 150 days of the Closing Date, prepare for Seller's review Internal Revenue Service Form 8023, any attachments to be filed therewith, and an allocation of the purchase price attributable thereto, all in accordance with applicable Laws. Upon Seller's approval (which shall not be unreasonably withheld or delayed), Purchaser and Seller shall jointly execute such form. Purchaser, Seller, MPC, the Company and the Subsidiaries will file all Tax Returns (including all amended returns and claims for refund) and information reports in a manner consistent with such form.

    (b) Purchaser shall, within 150 days of the Closing Date, prepare for Seller's review Internal Revenue Service Form 8594, and any attachments to be filed therewith, in accordance with applicable Laws. Upon Seller's approval (which shall not be unreasonably withheld), Purchaser and Seller shall each file such Form 8594 with their Income Tax Returns for the year in which Closing occurs. Purchaser, Seller, MPC, the Company and the Subsidiaries will file all Tax Returns (including all

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amended returns and claims for refund) and information reports in a manner consistent with the allocation contained on such Form 8594.

    8.09 SECTION 338(H)(10) ELECTION. At Purchaser's option (which must be exercised by written notice to Seller on or before the Closing Date) Seller will join with Purchaser in making an election under Code Section 338(h)(10) (and any corresponding elections under state, local, or foreign tax law) with respect to the purchase and sale of the stock of any of the Subsidiaries hereunder (other than CMPL).

    8.10 SECTION 338(G) ELECTION. At Purchaser's option, Purchaser shall make an election under Code Section 338(g) (and any corresponding election under state, local, or foreign tax law) with respect to the purchase of the stock of CMPL hereunder.

    8.11 NONFOREIGN AFFIDAVIT. Seller shall furnish Purchaser an affidavit, stating under penalty of perjury, the transferor's United States taxpayer identification number and that the transferor is not a foreign person pursuant to Code Section 1445(b)(2).

    8.12 CODE SECTION 754 ELECTION. At Purchaser's request, with respect to any interest in a Person that is taxed as a partnership for federal Income Tax purposes (a "Partnership") that Purchaser acquires hereunder, Seller agrees to cause any such Partnership (if Seller has control over such Partnership) to make a Code section 754 election for the Tax period in which the purchase of the Units occurs.

                                   ARTICLE IX
                       SURVIVAL; NO OTHER REPRESENTATIONS

    9.01 SURVIVAL OF REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS. Except as otherwise set forth herein, the representations, warranties, covenants and agreements contained in this Agreement shall not survive Closing and there shall be no liability in respect thereof, whether such liability has accrued prior to the Closing Date or after the Closing Date, on the part of either party or its officers, directors, employees, agents and Affiliates. This Section shall not limit in any way the survival and enforceability of any covenant or agreement of the parties hereto which by its terms contemplates performance after the Closing Date, which shall survive for the respective periods set forth herein.

    9.02 NO OTHER REPRESENTATIONS. Notwithstanding anything to the contrary contained in this Agreement, it is the explicit intent of each party hereto that neither Seller, MPC nor anyone on their behalf, including its advisor Goldman, Sachs & Co. is making any representation or warranty whatsoever, express or implied, except any representation or warranty contained in
ARTICLE II and in any certificate delivered pursuant to SECTION 6.03. In particular, neither Seller nor MPC makes any representation or warranty to Purchaser with respect to (i) the information set forth in the Confidential Offering Memorandum dated May 2000 prepared by Goldman, Sachs & Co. or (ii) any financial projection or forecast relating to the Business or Condition of MPC and the Company. With respect to any projection or forecast delivered by or on behalf of Seller or MPC to Purchaser, Purchaser acknowledges that (i) there are uncertainties inherent in attempting to make such projections and forecasts, (ii) it is familiar with such uncertainties, (iii) it is taking full responsibility for making its own evaluation of the adequacy and accuracy of all such projections and forecasts furnished to it and (iv) it shall have no claim against Seller with respect thereto.

                                   ARTICLE X
                                INDEMNIFICATION

    10.01  TAX INDEMNIFICATION.

    (a) Seller agrees to indemnify, defend and hold harmless, Purchaser, any Affiliate of Purchaser and their officers, directors, employees, stockholders, representatives and agents, including after the

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Closing Date, the Company, and the Subsidiaries (collectively "PURCHASER
INDEMNITEES") from and against any Adverse Consequences the Purchaser Indemnitees may suffer resulting from, arising out of, or relating to any liability of Seller, the Company, MPC, and the Subsidiaries (x) for any Taxes of the Seller, the Company, MPC and any member of the MPC Affiliated Group (other than the Subsidiaries) and for any Taxes of the Subsidiaries, with respect to any Tax year or portion thereof ending on or before the Closing Date (or for any Tax year beginning before and ending after the Closing Date to the extent allocable (determined in a manner consistent with SECTION 8.01(b)) to the portion of such period beginning before and ending on the Closing Date), and (y) for the unpaid Taxes of any Person under Treas. Reg.
Section 1.1502-6.

    (b) Purchaser agrees to indemnify Seller, and their officers, directors, employees, stockholders, representatives and agents (the "SELLER INDEMNITEES"), from and against any Adverse Consequences Seller Indemnitees may suffer resulting from, arising out of, or relating to, any liability of Seller for any Taxes of Purchaser, the Company and the Subsidiaries with respect to any Tax year or portion thereof after the Closing Date (or for any Tax year beginning before and ending after the Closing Date to the extent allocable (determined in a manner consistent with SECTION 8.01(b)), to the portion of such period ending after the Closing Date.

    (c) The obligations of Seller and Purchaser under this SECTION 10.01 shall survive until the expiration of the applicable statute of limitations.

    10.02  INDEMNIFICATION FOR RESTRUCTURING; DIVESTITURE; OIL AND GAS SALE.
(a) Seller agrees to indemnify Purchaser Indemnitees in respect of and hold each of them harmless from and against any Adverse Consequences suffered, incurred or sustained by any of them and resulting from, arising out of or relating to (i) the Restructuring and/or the Divestiture, (ii) any aspect of the business of Seller (other than the Company and the Subsidiaries) or (iii) regulatory requirements with respect to the use of the proceeds of the Oil and Gas Sale. Seller's obligations under this SECTION 10.02 shall survive indefinitely.

    (b) To the extent such amount is not paid prior to Closing, Seller agrees to indemnify Purchaser Indemnitees in respect of and hold each of them harmless with respect to the amount of $3,894,823 set forth on PP&L Montana, LLC's Invoice Number 82200, dated September 25, 2000 relating to the Wholesale Transmission Services Agreement.

    10.03  OTHER INDEMNIFICATION.  Subject to the other Sections of this
ARTICLE X, Purchaser shall indemnify the Seller and its directors, officers, employees and agents in respect of, and hold each of them harmless from and against, any and all Adverse Consequences suffered, incurred or sustained by any of them or of or relating to MPC, the Company and the Subsidiaries resulting from or arising out of the operation of the business of MPC, the Company and the Subsidiaries from and after Closing (including, without limitation, Adverse Consequences arising out of or relating to any Environmental Law); PROVIDED, HOWEVER, that such indemnity shall not apply until the total amount of such Adverse Consequences shall exceed $1,000,000 at which time the entire amount of all such Adverse Consequences shall be indemnified hereunder.

    10.04 SPECIAL ENVIRONMENTAL INDEMNITY. Seller shall indemnify, defend and hold harmless Purchaser Indemnitees against any Adverse Consequences which Purchaser Indemnitees may suffer, sustain, or become subject to, resulting from or arising out of: any claims, damages, liabilities, taxes, injuries to Persons, property or natural resources, fines, penalties, costs and expenses, including without limitation, settlement costs and reasonable legal, accounting or other expert fees and costs, incurred in connection with investigating or defending any action (an "ENVIRONMENTAL LOSS") sustained or required to be paid by reason of, or arising out of or caused by any act or omission occurring, or condition existing, on or prior to the Closing Date which related directly or indirectly to the business or operations or facilities (past or present) of MPC, the Company or its Subsidiaries, and which relate to a violation of or liability to pay costs, penalties, fines or damages under Environmental Laws; PROVIDED,

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

HOWEVER, that such indemnity shall be subject to the following: (i) it shall not apply until the total amount of such Environmental Loss exceeds $50,000,000; (ii) after the first $50,000,000 of Environmental Loss, Seller shall be liable for the next $25,000,000 of Environmental Loss; (iii) Seller shall be liable for 50% of all Environmental Loss in excess of $75,000,000 in the aggregate; and (iv) in no event shall Seller's obligations under this
SECTION 10.04 exceed $100,000,000. Seller's obligations under this SECTION
10.04 shall survive for a period of five years from the Closing Date.

    10.05 SPECIAL LITIGATION INDEMNITY. Seller shall indemnify, defend and hold harmless Purchaser Indemnitees against and pay on behalf of or reimburse Purchaser Indemnitees as and when incurred for any Adverse Consequences which Purchaser Indemnitees may suffer, sustain or become subject to, resulting from or arising out of those matters set forth on SCHEDULE 10.05 hereto. Seller's obligations under this SECTION 10.05 shall survive indefinitely. Purchaser agrees that it will make any employees of the Company or the Subsidiaries connected to the matters set forth in SCHEDULE 10.05 reasonably available to Seller, upon Seller's reasonable request and at Seller's sole expense, for the purposes of defending the matters set forth in this SECTION 10.05.

    10.06 METHOD OF ASSERTING CLAIMS. All claims for indemnification by any Indemnified Party under this ARTICLE X will be asserted and resolved as follows:

    (a) In the event any claim or demand in respect of which an Indemnified Party might seek indemnity under this ARTICLE X is asserted against or sought to be collected from such Indemnified Party by a Person other than Seller or any Affiliate of Seller or of Purchaser (a "THIRD PARTY CLAIM"), the Indemnified Party shall deliver a Claim Notice with reasonable promptness to the Indemnifying Party. The Indemnifying Party will notify the Indemnified Party as soon as practicable within the Dispute Period whether the Indemnifying Party disputes its liability to the Indemnified Party under this
ARTICLE X and whether the Indemnifying Party desires, at its sole cost and expense, to defend the Indemnified Party against such Third Party Claim.

        (i) If the Indemnifying Party notifies the Indemnified Party within the Dispute Period that the Indemnifying Party desires to defend the Indemnified Party with respect to the Third Party Claim pursuant to this
    SECTION 10.06(A), then the Indemnifying Party will have the right to defend, at the sole cost and expense of the Indemnifying Party, such Third Party Claim by all appropriate proceedings, which proceedings will be vigorously and diligently prosecuted by the Indemnifying Party to a final conclusion or will be settled at the discretion of the Indemnifying Party (but only with the consent of the Indemnified Party, which consent will not be unreasonably withheld, in the case of any settlement that provides for any relief other than the payment of monetary damages as to which the Indemnified Party will be indemnified in full). The Indemnifying Party will have full control of such defense and proceedings, including (except as provided in the immediately preceding sentence) any settlement thereof and shall keep the Indemnified Party informed of all material developments relating to such proceedings; PROVIDED, HOWEVER, that if requested by the Indemnifying Party, the Indemnified Party will, at the sole cost and expense of the Indemnifying Party, cooperate with the Indemnifying Party and its counsel in contesting any Third Party Claim that the Indemnifying Party elects to contest, or, if appropriate and related to the Third Party Claim in question, in making any counterclaim against the Person asserting the Third Party Claim, or any cross-complaint against any Person (other than the Indemnified Party or any of its Affiliates). The Indemnified Party may retain separate counsel to represent it in, but not control, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this clause (i), and the Indemnified Party will bear its own costs and expenses with respect to such separate counsel except as provided in the preceding sentence and except that the Indemnifying Party will pay the costs and expenses of such separate counsel if (x) in the Indemnified Party's good faith judgment, it is advisable, based on advice of counsel, for the Indemnified Party to be represented by separate counsel because a conflict or potential conflict exists between the Indemnifying Party and the Indemnified Party or (y) the named parties to such

    Third Party Claim include both the Indemnifying Party and the Indemnified Party and the Indemnified Party determines in good faith, based on advice of counsel, that defenses are available to it that are unavailable to the Indemnifying Party. Notwithstanding the foregoing, the Indemnified Party may retain or take over the control of the defense or settlement of any Third Party Claim the defense of which the Indemnifying Party has elected to control if the Indemnified Party irrevocably waives its right to indemnity under this ARTICLE X with respect to such Third Party Claim.

        (ii) If the Indemnifying Party fails to notify the Indemnified Party within the Dispute Period that the Indemnifying Party desires to defend the Third Party Claim pursuant to SECTION 10.06(a), then the Indemnified Party will have the right to defend, at the sole cost and expense of the Indemnifying Party, the Third Party Claim by all appropriate proceedings, which proceedings will be vigorously and diligently prosecuted by the Indemnified Party to a final conclusion or will be settled at the discretion of the Indemnified Party (with the consent of the Indemnifying Party, which consent will not be unreasonably withheld). The Indemnified Party will have full control of such defense and proceedings, including (except as provided in the immediately preceding sentence) any settlement thereof; PROVIDED, HOWEVER, that if requested by the Indemnified Party, the Indemnifying Party will, at the sole cost and expense of the Indemnifying Party, cooperate with the Indemnified Party and its counsel in contesting any Third Party Claim which the Indemnified Party is contesting, or, if appropriate and related to the Third Party Claim in question, in making any counterclaim against the Person asserting the Third Party Claim, or any cross-complaint against any Person (other than the Indemnifying Party or any of its Affiliates). Notwithstanding the foregoing provisions of this clause (ii), if the Indemnifying Party has notified the Indemnified Party within the Dispute Period that the Indemnifying Party disputes its liability hereunder to the Indemnified Party with respect to such Third Party Claim and if such dispute is resolved in favor of the Indemnifying Party in the manner provided in clause (iii) below, the Indemnifying Party will not be required to bear the costs and expenses of the Indemnified Party's defense pursuant to this clause (ii) or of the Indemnifying Party's participation therein at the Indemnified Party's request, and the Indemnified Party will reimburse the Indemnifying Party in full for all reasonable costs and expenses incurred by the Indemnifying Party in connection with such litigation. The Indemnifying Party may retain separate counsel to represent it in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this clause (ii), and the Indemnifying Party will bear its own costs and expenses with respect to such participation.

       (iii) If the Indemnifying Party notifies the Indemnified Party that it does not dispute its liability to the Indemnified Party with respect to the Third Party Claim under this ARTICLE X or fails to notify the Indemnified Party within the Dispute Period whether the Indemnifying Party disputes its liability to the Indemnified Party with respect to such Third Party Claim, the Adverse Consequences arising from such Third Party Claim will be conclusively deemed a liability of the Indemnifying Party under this
    Article X and the Indemnifying Party shall pay the amount of such Adverse Consequences to the Indemnified Party on demand following the final determination thereof. If the Indemnifying Party has timely disputed its liability with respect to such claim, the Indemnifying Party and the Indemnified Party will proceed in good faith to negotiate a resolution of such dispute, and if not resolved through negotiations within the Resolution Period, such dispute shall be resolved by litigation in a court of competent jurisdiction.

        (iv) Notwithstanding any other provision of this SECTION 10.06(a) to the contrary, Purchaser shall have the right to defend all Third Party Claims covered by SECTION 10.04, by all appropriate proceedings, which proceedings will be vigorously and diligently prosecuted by Purchaser to a final conclusion or will be settled at the discretion of Purchaser (but only with the consent of Seller, which consent will not be unreasonably withheld, in the case of any settlement that provides for any relief involving Seller other than the payment of monetary damages). Purchaser will have full control of such defense and proceedings, including (except as provided in the immediately preceding sentence) any settlement thereof, and shall keep Seller informed of all material developments relating to such proceedings. Seller may retain separate counsel to represent it in, but not control, any defense or settlement of any Third Party Claim controlled by Purchaser pursuant to this SECTION 10.06(a)(iv) and Seller will bear its own costs and expenses with respect to such counsel.

    (b) In the event any Indemnified Party should have a claim under this
ARTICLE X against any Indemnifying Party that does not involve a Third Party Claim, the Indemnified Party shall deliver an Indemnity Notice with reasonable promptness to the Indemnifying Party. If the Indemnifying Party notifies the Indemnified Party that it does not dispute the claim described in such Indemnity Notice or fails to notify the Indemnified Party within the Dispute Period whether the Indemnifying Party disputes the claim described in such Indemnity Notice, the Adverse Consequences arising from the claim specified in such Indemnity Notice will be conclusively deemed a liability of the Indemnifying Party under this ARTICLE X and the Indemnifying Party shall pay the amount of such Adverse Consequences to the Indemnified Party on demand following the final determination thereof. If the Indemnifying Party has timely disputed its liability with respect to such claim, the Indemnifying Party and the Indemnified Party will proceed in good faith to negotiate a resolution of such dispute, and if not resolved through negotiations within the Resolution Period, such dispute shall be resolved by litigation in a court of competent jurisdiction.

    (c) In the event of any claim for indemnity under this ARTICLE X, each party agrees to give reasonable access to its Books and Records and employees in connection with the matters for which indemnification is sought to the extent a party reasonably deems necessary in connection with its rights and obligations under this ARTICLE X.

    10.07 REQUIREMENTS FOR INDEMNITY. Notwithstanding anything to the contrary contained in this Agreement, no amounts of indemnity shall be payable as a result of any claim in respect of any and all Adverse Consequences arising under this ARTICLE X, (a) unless the Indemnified Party has given the Indemnifying Party a Claim Notice or Indemnity Notice, as applicable, with respect to such claim, setting forth in reasonable detail the specific facts and circumstances pertaining thereto, (i) as soon as practical following the time at which an officer of the Indemnified Party discovered or reasonably should have discovered such claim and (ii) in any event prior to the applicable Cut-off Date, and (b) to the extent that the Indemnified Party had a reasonable opportunity, but failed, in good faith to mitigate the Adverse Consequences, including but not limited to the failure to use commercially reasonable efforts to recover under a policy of insurance or under a contractual right of set-off or indemnity.

    10.08 EXCLUSIVITY. After the Closing, to the extent permitted by Law, the indemnities set forth in this ARTICLE X shall be the exclusive remedies of Purchaser and Seller and their respective officers, directors, employees, agents and Affiliates for any misrepresentation, breach of warranty or nonfulfillment or failure to be performed of any covenant or agreement contained in this Agreement, and the parties shall not be entitled to a rescission of this Agreement or to any further indemnification rights or claims of any nature whatsoever in respect thereof, all of which the parties hereto hereby waive.

                                   ARTICLE XI
                                  TERMINATION

    11.01 TERMINATION. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned, at any time prior to the Closing, whether prior to or after the MPC Stockholders' Approval:

    (a) by mutual written agreement of Seller, MPC and Purchaser;

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    (b) by Seller, MPC or Purchaser, in the event that any Order or Law becomes effective, and is non-appealable, restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement, upon notification of the non-terminating party by the terminating party;

    (c) by Seller, MPC or Purchaser if the MPC Stockholders' Approval shall not be obtained by reason of the failure to obtain the requisite vote upon a vote actually held at the MPC Stockholders' Meeting;

    (d) by Seller, MPC or Purchaser (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the representations, warranties, covenants or other agreements contained in this Agreement on the part of the other party, which breach either (i) is not cured with fifteen (15) days following written notice by the terminating party to the party committing such breach, or (ii) by its nature, cannot be cured prior to March 31, 2002;

    (e) at any time after March 31, 2002, by Seller, MPC or Purchaser upon notification of the non-terminating party by the terminating party if the Closing shall not have occurred on or before such date and such failure to consummate is not caused by a breach of this Agreement by the terminating party;

    (f) by Purchaser if (i) the Board of Directors of MPC shall have (A) failed to recommend, or withdrawn, modified or amended in any respect adverse to Purchaser its approval or recommendation of, this Agreement or the transactions contemplated herein or resolved to do so, or (B) approved or recommended a Superior Proposal from a Person (other than Purchaser) or resolved to do so, or (ii) Seller or MPC breaches any of its agreements in
SECTION 4.04, SECTION 4.11 or SECTION 4.12; or

    (g) by Seller or MPC (but only prior to adoption of the MPC Stockholders' Approval), if the Board of Directors of MPC, by majority vote, shall have determined that an Acquisition Proposal constitutes a Superior Proposal; provided that, (i) MPC shall have provided to Purchaser three (3) Business Days' notice of its intention to terminate this Agreement pursuant to this
SECTION 11.01(g) (which notice shall include the most current version of the agreement to be entered into in connection with the Superior Proposal (or a description of all of the material terms and conditions thereof)), (ii) MPC has complied with the provisions of SECTION 4.04, SECTION 4.11 and SECTION 4.12, (iii) the Superior Proposal is pending at the time of such termination,
(iv) the Board of Directors shall have determined in good faith, after giving effect to all concessions and modifications which may be offered by Purchaser pursuant to clause (v) below, and after consultation with its financial advisors and outside legal counsel, that such proposal is a Superior Proposal, (v) during the three (3) Business Days' notice referred to in (i) above, Seller and MPC shall, and shall cause the financial and legal advisors to, negotiate in good faith with Purchaser with respect to any modifications to the terms of this Agreement proposed by Purchaser that would enable MPC and Purchaser to proceed with the transactions contemplated hereby, and (vi) it shall be a condition precedent to the termination of this Agreement by Seller or MPC pursuant to this SECTION 11.01(g) that Seller and MPC shall have made the payment of the Fee and Expenses required by SECTION 11.03.

    11.02 EFFECT OF TERMINATION. If this Agreement is validly terminated pursuant to SECTION 11.01 and subject to the payment of amounts due under
SECTION 11.03 below, this Agreement will forthwith become null and void, and there will be no liability or obligation on the part of Seller, MPC or Purchaser (or any of their respective officers, directors, employees, agents or other representatives or Affiliates), except that (i) the provisions with respect to expenses in SECTION 13.03 and confidentiality in SECTION 13.05 will continue to apply following any such termination, and (ii) that nothing contained herein shall relieve any party hereto from liability for willful breach of its representations, warranties, covenants or agreements contained in this Agreement.

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    11.03  FEES AND EXPENSES.

    (a) If this Agreement is terminated (i) pursuant to SECTION 11.01(f)or
(g), then Seller and MPC, jointly and severally, shall pay to Purchaser, (A) simultaneously with any termination by Seller or MPC pursuant to SECTION 11.01(g), and (B) within one Business Day following any termination by Purchaser contemplated by SECTION 11.01(f), a fee, in cash, equal to $50,000,000 (the "FEE"), and (ii) by Purchaser pursuant to SECTION 11.01(d), and any Person shall have made an Acquisition Proposal prior to such termination, then MPC and Seller, jointly and severally, shall pay to Purchaser on the date of execution of a definitive agreement with respect to an Acquisition Proposal, or, if earlier, consummation of an Acquisition Proposal, the Fee, PROVIDED, HOWEVER, that no Fee shall be payable pursuant to clause (ii) of this SECTION 11.03 unless and until, within 12 months of such termination, MPC or Seller enter into a definitive agreement to consummate, or consummates, any transaction the proposal of which would have constituted an Acquisition Proposal, and PROVIDED, FURTHER, that Seller and MPC shall not in any event be obligated to pay more than one such fee with respect to all such occurrences and such termination. It is understood and agreed that the Fee constitutes liquidated damages and not a penalty.

    (b) In addition to the Fee payable pursuant to SECTION 11.03(a), (i) within one Business Day after the termination of this Agreement pursuant to
SECTION 11.01(c), (f) or (g), or (ii) if this Agreement is terminated by Purchaser pursuant to SECTION 11.01(d) and Purchaser is entitled to receive a Fee pursuant to SECTION 11.03(a) in connection with such termination, on the date of the execution of a definitive agreement with respect to an Acquisition Proposal, or, if earlier, consummation of an Acquisition Proposal, Seller and MPC, jointly and severally, shall pay all of Purchaser's Expenses (as defined below) up to a maximum payment pursuant to this SECTION 11.03(b) of $10,000,000. The term "Expenses" shall include all out-of-pocket expenses and fees (including without limitation fees and expenses payable to all banks, investment banking firms and other financial institutions and their respective agents and counsel for arranging or providing financial advice or financing commitments with respect to this Agreement and the transactions contemplated hereby and all reasonable fees and expenses of counsel, accountants, experts and consultants to Purchaser) actually incurred by Purchaser or on its behalf in connection with the consummation of all transactions contemplated by this Agreement.

                                  ARTICLE XII
                                  DEFINITIONS

    12.01 DEFINITIONS. (a) Defined Terms. As used in this Agreement, the following defined terms have the meanings indicated below:

    "1935 ACT" has the meaning ascribed to it in SECTION 2.25.

    "ACQUISITION PROPOSAL" means any proposal or offer with respect to (i) a merger, reorganization, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving
(x) prior to the Restructuring MPC or any of its subsidiaries, and (y) from and after the Restructuring but prior to Closing, Seller or any of its subsidiaries, or (ii) any direct or indirect acquisition of all or any substantial portion of the assets or 10% or more of the equity securities of
(x) prior to the Restructuring, MPC or any of its subsidiaries, and (y) from and after the Restructuring but prior to Closing, Seller or any of its subsidiaries, other than, in any such case, the transactions contemplated by this Agreement and the Divestiture.

    "ACTIONS OR PROCEEDINGS" means any action, suit, proceeding, claims, demands, complaints, arbitration or Governmental or Regulatory Authority investigation.

    "ADVERSE CONSEQUENCES" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, deficiencies, costs, liabilities, obligations, taxes, liens, losses, expenses, and fees, including, without

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limitation, court costs, interest and reasonable fees of attorneys, accountants and other experts or other reasonable expenses of litigation or other proceedings or of any claim, default or assessment.

    "AFFILIATE" means any Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified. For purposes of this definition, control of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by Contract or otherwise.

    "AFFILIATE CONTRACT" has the meaning ascribed to it in SECTION 4.08.

    "AFFILIATED GROUP" means any affiliated group within the meaning of Code
Section 1504(a), or any similar group defined under a similar provision of state, local or foreign Law.

    "AGREEMENT" means this Stock Purchase Agreement and the Disclosure Schedule and the certificates delivered in accordance with SECTIONS 6.03 and 7.03, as the same shall be amended from time to time.

    "ASSETS AND PROPERTIES" of any Person means all assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, and wherever situated), including the goodwill related thereto, operated, owned or leased by such Person.

    "BENEFICIALLY" means the beneficial owner of such securities under Rule 13d-3 of the Securities Exchange Act of 1934, as amended, including securities which such Person has a right to acquire (whether such right is exercisable immediately or only after the passage of time).

    "BENEFIT PLAN" means any Plan established by MPC, the Company or any Subsidiary, or any predecessor or Affiliate of any of the foregoing, existing at the Closing Date (or at any time within the five (5) year period prior thereto for a Plan subject to Title IV of ERISA), to which MPC, the Company or any Subsidiary contributes or has contributed, or under which any employee, former employee or director of MPC, the Company or any Subsidiary or any beneficiary thereof is covered, is eligible for coverage or has benefit rights.

    "BACKGROUND MATERIALS" has the meaning ascribed to it in SECTION 3.11.

    "BOOKS AND RECORDS" means all files, documents, instruments, papers, books and records relating to the Business or Condition of MPC and the Company, including without limitation financial statements, Tax Returns and related work papers and letters from accountants, budgets, pricing guidelines, ledgers, journals, deeds, title policies, minute books, stock certificates and books, stock transfer ledgers, Contracts, Licenses, customer lists, computer files and programs, retrieval programs, operating data and plans and environmental studies and plans.

    "BUDGET" means, with respect to fiscal year 2000, the FY2000 operating and capital budget of MPC and the Subsidiaries attached as SECTION 12.01 OF THE DISCLOSURE SCHEDULE hereto, and, with respect to fiscal year 2001, the FY2001 operating and capital budget of MPC and the Subsidiaries which shall be delivered to Purchaser not later than December 15, 2000 provided that the amounts budgeted therein shall be within 5% (plus or minus) of the amounts set forth in ANNEX II attached hereto for the line items set forth thereon, unless MPC has previously notified Purchaser and Purchaser has consented to such other amounts, such consent not to be unreasonably withheld or delayed.

    "BUSINESS DAY" means a day other than Saturday, Sunday or any day on which banks located in the State of Montana are authorized or obligated to close.

    "BUSINESS OR CONDITION OF MPC AND THE COMPANY" means the business, financial condition or results of operations of MPC, the Company and the Subsidiaries taken as a whole.

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    "CAUSE" means the failure to satisfactorily perform job duties, disruption of the employer's operation, or other legitimate business reason; provided, however, that legitimate business reasons shall not include reductions in force, reorganizations, nor restructuring.

    "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended and the rules and regulations promulgated thereunder.

    "CERCLIS" means the Comprehensive Environmental Response and Liability Information System, as provided by 40 C.F.R. Section300.5.

    "CLAIM NOTICE" means written notification pursuant to SECTION 10.06(a) of a Third Party Claim as to which indemnity under ARTICLE X is sought by an Indemnified Party, enclosing a copy of all papers served, if any, and specifying the nature of and the basis for such Third Party Claim and for the Indemnified Party's claim against the Indemnifying Party under ARTICLE X, together with the amount of, or if not then reasonably determinable, the estimated amount, determined in good faith, of the Adverse Consequences arising from such Third Party Claim.

    "CLOSING" means the closing of the transactions contemplated by SECTION
1.03.

    "CLOSING DATE" means (a) the fifth Business Day after the day on which the last of the consents, approvals, actions, filings, notices or waiting periods described in or related to the filings described in SECTIONS 6.04 through 6.10 and SECTIONS 7.04 through 7.06 has been obtained, made or given or has expired, as applicable, or (b) such other date as Purchaser and Seller mutually agree upon in writing.

    "CMPL" means Canadian-Montana Pipe Line Corporation, an Alberta corporation.

    "COAL SALE" means the sale, by Entech, of all the outstanding capital stock of Basin Resources Inc., a Colorado corporation, Horizon Coal Services Inc., a Montana corporation, North Central Energy Company, a Colorado corporation, Northwestern Resources Co., a Montana corporation and Western Energy Company, a Montana corporation.

    "CODE" means the Internal Revenue Code of 1986, as amended, or any replacement, and the rules and regulations promulgated thereunder.

    "COLSTRIP 1, 2 AND 3 TRANSMISSION ASSETS" has the meaning ascribed to it in that certain Asset Purchase Agreement, dated October 31, 1998, as amended, by and between PPL Montana LLC and MPC.

    "COMMON STOCK" means the common stock, par value $.01 per share, of the Company.

    "COMPANY" has the meaning ascribed to it in the forepart of this Agreement.

    "CONTRACT" means any agreement, lease, license, evidence of Indebtedness, mortgage, indenture, security agreement or other contract; PROVIDED, HOWEVER, that Contract shall not mean a transaction under a published tariff approved by a Governmental or Regulatory Authority.

    "COVERED PARTICIPANTS" has the meaning ascribed to it in SECTION 5.04(e).

    "CUT-OFF DATE" means, with respect to any representation, warranty, covenant or agreement contained in this Agreement, the date on which such representation, warranty, covenant or agreement ceases to survive as provided in SECTION 9.01 or ARTICLE X.

    "DATA ROOM" has the meaning ascribed to it in SECTION 3.11.

    "DEFINED BENEFIT PLAN" means each Benefit Plan which is subject to Part 3 of Title I of ERISA, Section 412 of the Code or Title IV of ERISA.

    "DES" means Discovery Energy Solutions, Inc., a Montana corporation.

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    "DISCLOSURE SCHEDULE" means the record delivered to Purchaser by Seller herewith and dated as of the date hereof, containing all lists, descriptions, exceptions and other information and materials as are required to be included therein by Seller pursuant to this Agreement.

    "DISPUTE PERIOD" means the period ending thirty (30) days following receipt by an Indemnifying Party of either a Claim Notice or an Indemnity Notice.

    "DIVESTITURE" means the completion of the IPP Sale, the Oil and Gas Sale and the Coal Sale.

    "DOLLAR" or "$" means a United States dollar, the lawful currency of the United States, unless otherwise designated.

    "ENTECH" means Entech, Inc., a Montana corporation.

    "ENVIRONMENTAL LAW" means any Law or Order relating to the regulation or protection of human health, public health or safety or the environment or to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes into the environment (including, without limitation, ambient air, soil, surface water, ground water, wetlands, land or subsurface strata), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes.

    "ENVIRONMENTAL LOSS" has the meaning ascribed to it in SECTION 10.04.

    "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

    "ERISA AFFILIATE" means any Person who is in the same controlled group of corporations or who is under common control with Seller or, before the Closing, the Company or any Subsidiary (within the meaning of Section 414 of the Code).

    "EXCHANGE ACT" means the Exchange Act of 1934, as amended.

    "EXON-FLORIO AMENDMENT" means Section 721 of the Defense Production Act of 1950, as amended, and any successor thereto and the regulations issued pursuant thereto or in consequence thereof.

    "EXPENSES" shall have the meaning ascribed to it in SECTION 11.03(b).

    "FEE" shall have the meaning ascribed to it in SECTION 11.03(a).

    "FCC" means the Federal Communications Commission, or any successor entity thereto.

    "FERC" means the Federal Energy Regulatory Commission, or any successor entity thereto.

    "FINANCIAL STATEMENTS" means the consolidated financial statements of MPC and its consolidated subsidiaries delivered to Purchaser pursuant to SECTION
2.09 or 4.06.

    "GAAP" means United States generally accepted accounting principles, consistently applied throughout the specified period and in the immediately prior comparable period.

    "GOVERNMENTAL OR REGULATORY AUTHORITY" means any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States or Canada or any state, county, city or other political subdivision.

    "HSR ACT" means Section 7A of the Clayton Act (Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended) and the rules and regulations promulgated thereunder.

    "INCOME TAXES" means any federal, state, local, or foreign income Tax, including any interest, penalty, or addition thereto, whether disputed or not.

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    "INCOME TAX RETURN" means any return, declaration, report, claim for refund, or information return or statement relating to Income Taxes, including any schedule or attachment thereto.

    "INDEBTEDNESS" means, with respect to any Person, whether recourse is to all or a portion of the Assets or Properties of such Person and whether or not contingent, (i) every obligation of such Person for money borrowed, (ii) every obligation for such Person evidenced by bonds, debentures, notes or similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses, (iii) every obligation of such Person issued or assumed as the deferred purchase price of property or services (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business), (iv) every capital lease obligation of such Person, (v) the maximum fixed redemption or repurchase price of mandatorily redeemable stock of such Person at the time of determination,
(vii) every obligation to pay rent or other payment amounts of such Person with respect to any sale and leaseback transaction to which such Person is a party, (vii) all obligations under interest rate protection, hedging or similar agreements, (ix) every obligation of the type referred to in clauses
(i) through (vii) of another Person and all dividends of another Person the payment of which, in either case, such Person has guaranteed or is responsible or liable for, directly or indirectly, as obligor, guarantor or otherwise, or which is secured by a Lien on any Asset or Property of such Person.

    "INDEMNIFIED PARTY" means any Person claiming indemnification under any provision of ARTICLE X.

    "INDEMNIFYING PARTY" means any Person against whom a claim for indemnification is being asserted under any provision of ARTICLE X.

    "INDEMNITY NOTICE" means written notification pursuant to SECTION 10.06(b) of a claim for indemnity under ARTICLE X by an Indemnified Party, specifying the nature of and basis for such claim, together with the amount or, if not then reasonably determinable, the estimated amount, determined in good faith, of the Adverse Consequences arising from such claim.

    "INDEPENDENT TRANSMISSION COMPANY" means a for-profit independent transmission company proposed to be created by MPC, Avista Corp., Portland General Electric Co., Puget Sound Energy, Inc., Sierra Pacific Power Co., and Nevada Power Co., pursuant to the Independent Transmission Company Memorandum of Understanding dated April 26, 2000, or any other independent transmission company of similar nature that conforms to FERC Order 2000, whether in existence or proposed to be created, of which MPC, the Company or any Subsidiary is a member or proposes to be a member.

    "INTELLECTUAL PROPERTY" means all patents and patent rights, trademarks and trademark rights, trade names and trade name rights, service marks and service mark rights, service names and service name rights, brand names, inventions, copyrights and copyright rights, processes, formulae, trade dress, business and product names, logos, slogans, trade secrets, industrial models, processes, designs, methodologies, computer programs (including all source codes but excluding third party commercial software used in the ordinary course of business) and related documentation, technical information, manufacturing, engineering and technical drawings, know-how and all pending applications for and registrations of patents, trademarks, service marks and copyrights.

    "INTERIM FINANCIAL STATEMENT DATE" means July 31, 2000.

    "INTERIM FINANCIAL STATEMENTS" means the Financial Statements for the most recent fiscal period of MPC delivered to Purchaser pursuant to SECTION 2.09(a)(ii).

    "IPP SALE" means the sale of the outstanding capital stock of Continental Energy Services, Inc. a Montana corporation, by Entech.

    "IRS" means the United States Internal Revenue Service or any successor agency.

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    "KNOWLEDGE OF SELLER AND MPC" (including any correlative term) with respect to a particular fact or other matters, means that any officer of MPC, the Company or any Subsidiary, or a reasonably prudent individual in the position of such officer, after due inquiry, knows or is actually aware of such fact or other matter.

    "LAWS" means all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision or of any Governmental or Regulatory Authority.

    "LICENSES" means all licenses, permits, certificates of authority, authorizations, approvals, registrations, franchises and similar consents granted or issued by any Governmental or Regulatory Authority.

    "LIENS" means any mortgage, pledge, assessment, security interest, lease, lien, adverse claim, levy, charge or other encumbrance of any kind, or any conditional sale Contract, title retention Contract or other Contract to give any of the foregoing.

    "MPC" has the meaning ascribed to it in the forepart of this Agreement.

    "MPC AFFILIATED GROUP" means the Affiliated Group of which MPC has been or is the common parent including MPC.

    "MPC 401(k) PLAN" means the Montana Power Company and Subsidiaries Employee Retirement Savings Plan, as in effect from time to time.

    "MPC PENSION PLAN" has the meaning ascribed to it in SECTION 5.04(g).

    "MPC STOCK OPTION" has the meaning ascribed to it in SECTION 5.04(i).

    "MPC STOCKHOLDERS' APPROVAL" has the meaning ascribed to it in SECTION 4.12.

    "MPC STOCKHOLDERS' MEETING" has the meaning ascribed to it in SECTION 4.11.

    "NPL" means the National Priorities List under CERCLA.

    "OIL AND GAS SALE" means the sale, by Entech, of all the outstanding capital stock and assets of Altana Exploration Company, a Montana corporation, and all the outstanding capital stock of Entech Gas Ventures, Inc., a Montana corporation, Glacier Gas Company, a Montana corporation, North American Resources Company, a Montana corporation, The Montana Power Gas Company, a Montana corporation, The Montana Power Trading & Marketing Company, a Montana corporation, and Altana Exploration Ltd., an Alberta corporation.

    "OPTION" with respect to any Person means any security, convertible security, right, subscription, call, warrant, option, "phantom" stock right or other Contract that gives the right to (i) purchase or otherwise receive or be issued any shares of capital stock of such Person or any security of any kind convertible into or exchangeable or exercisable for any shares of capital stock of such Person or (ii) receive or exercise any benefits or rights similar to any rights enjoyed by or accruing to the holder of shares of capital stock of such Person, including any rights to participate in the equity or income of such Person or to participate in or direct the election of any directors or officers of such Person or the manner in which any shares of capital stock of such Person are voted.

    "ORDER" means any writ, judgment, decree, injunction or other order of any Governmental or Regulatory Authority (in each such case whether preliminary or final).

    "PARTNERSHIP" has the meaning ascribed to it in SECTION 8.12.

    "PBGC" means the Pension Benefit Guaranty Corporation established under
ERISA.

    "PSC" means the Montana Public Service Commission.

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    "PERMITTED LIEN" means (i) any Lien for Taxes not yet due or delinquent or being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, (ii) any statutory Lien arising in the ordinary course of business by operation of Law with respect to a Liability that is not yet due or delinquent and (iii) any minor imperfection of title or similar Lien which individually or in the aggregate with other such Liens could not reasonably be expected to materially adversely affect the Business or Condition of MPC and the Company.

    "PENSION BENEFIT PLAN" means each Benefit Plan which is a pension benefit plan within the meaning of Section 3(2) of ERISA.

    "PERSON" means any natural person, corporation, limited liability company, general partnership, limited partnership, proprietorship, other business organization, trust, union, association or Governmental or Regulatory Authority.

    "PILKO ENVIRONMENTAL REPORTS" means the reports prepared by Pilko & Associates, Inc. for MPC, titled as follows: "Environmental Assessment of Montana Power's Utility Business" (including Attachments A and B thereto) dated June, 2000; "Phase II Investigation Colstrip Project" dated August, 1998; "Phase II Investigation Corette Project" dated August, 1998; "Phase II Investigation Hydroelectric Project Portfolio (except Milltown)" dated August, 1998; and "Phase II Investigation Milltown Hydroelectric Project" dated August, 1998.

    "PLAN" means any bonus, incentive compensation, deferred compensation, pension, profit sharing, retirement, stock purchase, stock option, stock ownership, stock appreciation rights, phantom stock, leave of absence, layoff, vacation, day or dependent care, legal services, cafeteria, life, health, accident, disability, workmen's compensation or other insurance, severance, separation or other employee benefit plan, practice, policy or arrangement of any kind, whether written or oral, including, but not limited to, any "employee benefit plan" within the meaning of Section 3(3) of ERISA.

    "PROXY STATEMENT" has the meaning ascribed to it in SECTION 2.22.

    "PURCHASE PRICE" has the meaning ascribed to it in SECTION 1.02.

    "PURCHASER" has the meaning ascribed to it in the forepart of this Agreement.

    "PURCHASER INDEMNITEES" has the meaning ascribed to it in SECTION 10.01.

    "QUALIFIED PLAN" means each Benefit Plan which is intended to qualify under Section 401 of the Code.

    "QF" means Qualified Facilities as defined in the Public Utility Regulatory Policies Act of 1978 and the regulations promulgated thereunder, specifically 18 CFR Part 292.

    "REGIONAL TRANSMISSION ORGANIZATION" means that not-for-profit corporation incorporated in the State of Washington on April 27, 2000 in relation to the creation of a regional transmission organization (having the characteristics and functions set forth in FERC Order 2000) by and among Avista, the Bonneville Power Authority, Idaho Power Company, MPC, Nevada Power Company, PacifiCorp, Portland General Electric Company, Puget Sound Energy, Inc. and Sierra Pacific Power Company and any other electric energy transmission system owners willing to participate.

    "REPRESENTATIVES" has the meaning ascribed to it in SECTION 4.03.

    "RESOLUTION PERIOD" means the period ending thirty (30) days following receipt by an Indemnified Party of a written notice from an Indemnifying Party stating that it disputes all or any portion of a claim set forth in a Claim Notice or an Indemnity Notice.

    "RESTRUCTURING" means the reorganization of the corporate structure of MPC including, but not limited to, (i) the merger of Entech with and into Entech LLC, a Montana limited liability company wholly owned by MPC, following which Entech LLC shall be the survivor, (ii) the merger of MPC with

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and into the Company, a Montana limited liability company wholly owned by
Seller, pursuant to which shareholders of MPC will receive capital stock of Seller in exchange for capital stock of MPC, and following which the Company shall be the survivor, and (iii) the distribution of the capital stock of Entech LLC by the Company to Seller.

    "RIGHTS AGREEMENT" has the meaning ascribed to it in SECTION 2.27.

    "SEC" means the Securities and Exchange Commission or any successor entity thereto.

    "SECURITIES ACT" means the Securities Act of 1933, as amended.

    "SELLER" has the meaning ascribed to it in the forepart of this Agreement.

    "SELLER INDEMNITEES" has the meaning ascribed to it in SECTION 10.01(b).

    "SUBJECT DEFINED BENEFIT PLAN" means each Defined Benefit Plan listed and described in SECTION 2.13(a) OF THE DISCLOSURE SCHEDULE.

    "SUBSIDIARIES" means CMPL, DES, Colstrip Community Services Company, a Montana corporation, Montana Power Services Company, a Montana corporation, and One Call Locators, Ltd., a Montana corporation.

    "SUBSTITUTE STOCK OPTIONS" has the meaning ascribed to it in SECTION
5.04(i).

    "SUPERIOR PROPOSAL" shall mean a bona fide written Acquisition Proposal which the Board of Directors of MPC (prior to the Restructuring and prior to Closing) or Seller (after the Restructuring but prior to Closing) concludes in good faith after consultation with a financial advisor of nationally recognized reputation, taking into account, all legal, financial, regulatory and other aspects of the proposal and the Person making the proposal (including, but not limited to, any break-up fees, expense reimbursement provisions and conditions to consummation), (i) would, if consummated, result in a transaction that is more favorable to all of the stockholders (in their capacities as stockholders) of MPC (prior to the Restructuring) or Seller (after the Restructuring but prior to Closing), from a financial point of view than the transactions contemplated by this Agreement and (ii) is reasonably capable of being consummated; provided, that for purposes of this definition, the term "Acquisition Proposal" shall have the meaning set forth in SECTION 12.01 except that (x) the reference to "10%" in the definition of "Acquisition Proposal" shall be deemed to be a reference to "51%", (y) "Acquisition Proposal" shall only be deemed to refer to a transaction involving, prior to the Restructuring MPC, and after the Restructuring, but prior to Closing, Seller, and (z) the reference to "assets" shall refer to the assets of, prior to the Restructuring, MPC and its subsidiaries taken as a whole, and after the Restructuring but prior to Closing to Seller and its subsidiaries, taken as a whole, and not the assets of any of the Subsidiaries alone.

    "TAX RETURNS" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

    "TAXES" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

    "THIRD PARTY CLAIM" has the meaning ascribed to it in SECTION 10.06(A).

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   "TREAS REG." means the regulations (including any proposed or temporary regulations) issued under the Code by the Department of Treasury as they may be amended from time to time, or any applicable successor regulations.

    "UNITS" has the meaning ascribed to it in the recitals to this Agreement.

    "UTILITY BUSINESS" has the meaning ascribed to it in SECTION 2.28.

    "WHOLESALE TRANSMISSION SERVICES AGREEMENT" means the Wholesale Transmission Services Agreement dated December 17, 1999, by and between MPC and PP&L Montana, LLC.

    (b) CONSTRUCTION OF CERTAIN TERMS AND PHRASES. Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms "hereof," "herein," "hereby" and derivative or similar words refer to this entire Agreement; (iv) the terms "Article" or "Section" refer to the specified Article or Section of this Agreement; and (v) the phrase "ordinary course of business" refers to the business of the Company or a Subsidiary. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP. Any representation or warranty contained herein as to the enforceability of a Contract shall be subject to the effect of any bankruptcy, insolvency, reorganization, moratorium or other similar law affecting the enforcement of creditors' rights generally and to general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

                                  ARTICLE XIII
                                 MISCELLANEOUS

    13.01 NOTICES. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally or by facsimile transmission or mailed (first class postage prepaid) to the parties at the following addresses or facsimile numbers:

        If to Purchaser, to:

        NorthWestern Corporation
        125 South Dakota Avenue
        Sioux Falls, SD 57104-6403
        Facsimile No.: (605) 978-2910
        Attn: Eric R. Jacobsen
             Vice President, General Counsel

        with a copy to:

        Paul, Hastings, Janofsky, & Walker, LLP
        1299 Pennsylvania Avenue, N.W.
        Washington, D.C. 20004-2400
        Facsimile No.: (202) 508-9700
        Attn: Charles A. Patrizia

        If to Seller, to:

        Touch America Holdings, Inc.
        40 East Broadway Street
        Butte, Montana 59701-9394
        Facsimile No.: (406) 497-2451
        Attn: Vice President and General Counsel

        If to MPC:

        40 East Broadway Street
        Butte, Montana 59701-9394
        Facsimile No.: (406) 497-2451
        Attn: Vice President and General Counsel

        , in each case with a copy to:

        Milbank, Tweed, Hadley & McCloy LLP
        One Chase Manhattan Plaza
        New York, NY 10005
        Facsimile No.: (212) 530-5219
        Attn: John T. O'Connor

All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided in this Section, be deemed given upon receipt, and (iii) if delivered by mail in the manner described above to the address as provided in this Section, be deemed given upon receipt (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice, request or other communication is to be delivered pursuant to this Section). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other party hereto.

    13.02 ENTIRE AGREEMENT. This Agreement supersedes all prior discussions and agreements between the parties with respect to the subject matter hereof, including without limitation that certain confidentiality agreement between the parties dated June 1, 2000, and contains the sole and entire agreement between the parties hereto with respect to the subject matter hereof.

    13.03 EXPENSES. Except as otherwise expressly provided in this Agreement (including without limitation as provided in SECTIONS 11.02 and 11.03), whether or not the transactions contemplated hereby are consummated, each party will pay its own costs and expenses incurred in connection with the negotiation, execution and closing of this Agreement and the transactions contemplated hereby.

    13.04 PUBLIC ANNOUNCEMENTS. At all times at or before the Closing, MPC, Seller and Purchaser will not issue or make any reports, statements or releases to the public or generally to the employees, customers, suppliers or other Persons to whom MPC, the Company and the Subsidiaries sell goods or provide services or with whom the Company and the Subsidiaries otherwise have significant business relationships with respect to this Agreement or the transactions contemplated hereby (including transition, integration and similar plans) without the consent of the other, which consent shall not be unreasonably withheld. If any party is unable to obtain the approval of its public report, statement or release from the other party and such report, statement or release is, in the opinion of legal counsel to such party, required by Law in order to discharge such party's disclosure obligations, then such party may make or issue the legally required report, statement or release and promptly furnish the other party with a copy thereof. MPC, Seller and Purchaser will also obtain the other party's prior approval which approval shall not be unreasonably withheld of any press release to be issued immediately following the Closing announcing the consummation of the transactions contemplated by this Agreement.

    13.05 CONFIDENTIALITY. Each party hereto will hold, and will use its best efforts to cause its Affiliates, and in the case of Purchaser, any Person who has provided, or who is considering providing, financing to Purchaser to finance all or any portion of the Purchase Price, and their respective Representatives to hold, in strict confidence from any Person (other than any such Affiliate, Person who has provided, or who is considering providing, financing or Representative), unless (i) compelled

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to disclose by judicial or administrative process (including without limitation in connection with obtaining the necessary approvals of this Agreement and the transactions contemplated hereby of Governmental or Regulatory Authorities) or by other requirements of Law or (ii) disclosed in an Action or Proceeding brought by a party hereto in pursuit of its rights or in the exercise of its remedies hereunder, all documents and information concerning the other party or any of its Affiliates furnished to it by the other party or such other party's Representatives in connection with this Agreement or the transactions contemplated hereby, except to the extent that such documents or information can be shown to have been (a) previously known by the party receiving such documents or information, (b) in the public domain (either prior to or after the furnishing of such documents or information hereunder) through no fault of such receiving party or (c) later acquired by the receiving party from another source if the receiving party is not aware that such source is under an obligation to another party hereto to keep such documents and information confidential; provided that following the Closing the foregoing restrictions will not apply to Purchaser's use of documents and information concerning MPC, the Company and the Subsidiaries furnished by Seller and MPC hereunder. In the event the transactions contemplated hereby are not consummated, upon the request of the other party, each party hereto will, and will cause its Affiliates, any Person who has provided, or who is providing, financing to such party and their respective Representatives to, promptly (and in no event later than five (5) Business Days after such request) redeliver or cause to be redelivered all copies of confidential documents and information furnished by the other party in connection with this Agreement or the transactions contemplated hereby and destroy or cause to be destroyed all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon prepared by the party which furnished such documents and information or its Representatives.

    13.06 WAIVER. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by Law or otherwise afforded, will be cumulative and not alternative.

    13.07 AMENDMENT. This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each party hereto.

    13.08 NO THIRD PARTY BENEFICIARY. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other Person.

    13.09 NO ASSIGNMENT; BINDING EFFECT. Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any party hereto without the prior written consent of the other party hereto and any attempt to do so will be void, except (a) for assignments and transfers by operation of Law and (b) that Purchaser may assign any or all of its rights, interests and obligations hereunder to a wholly-owned subsidiary, provided that any such subsidiary agrees in writing to be bound by all of the terms, conditions and provisions contained herein, but no such assignment referred to in clause
(b) shall relieve Purchaser of its obligations hereunder. Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and assigns.

    13.10 HEADINGS. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

    13.11 INVALID PROVISIONS. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, and (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom.

    13.12 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the Laws of the State of New York applicable to a Contract executed and performed in such State.

    13.13 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

    13.14 INSURANCE COVERAGE AFTER CLOSING. The parties hereto agree and acknowledge that, except as disclosed in SECTION 13.14 OF THE DISCLOSURE SCHEDULE, each insurance policy listed in SECTION 2.18 OF THE DISCLOSURE SCHEDULE maintained by Seller and its Affiliates (including MPC, the Company and the Subsidiaries) shall be available to or cover MPC, the Company and the Subsidiaries or their respective assets, properties, operations and liabilities after the Closing Date, and all benefits and coverage under each such insurance policy shall continue following the Closing Date.

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

    IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officer of each party hereto as of the date first above written.

                                                       NORTHWESTERN CORPORATION

                                                       By:  /s/ ERIC R. JACOBSEN
                                                            -----------------------------------------
                                                            Name: Eric R. Jacobsen
                                                            Title: Vice President, General Counsel

                                                       TOUCH AMERICA HOLDINGS, INC.

                                                       By:  /s/ J.P. PEDERSON
                                                            -----------------------------------------
                                                            Name: J.P. Pederson
                                                            Title: Vice President & Chief Financial
                                                            Officer

                                                       THE MONTANA POWER COMPANY

                                                       By:  /s/ J.P. PEDERSON
                                                            -----------------------------------------
                                                            Name: J.P. Pederson
                                                            Title: Vice President & Chief Financial
                                                            Officer

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